Exhibit 10.1
EXECUTION VERSION
THIS IS A DRAFT AGREEMENT ONLY AND DELIVERY OR DISCUSSION OF THIS DRAFT AGREEMENT SHOULD NOT BE CONSTRUED AS AN OFFER OR COMMITMENT WITH RESPECT TO THE PROPOSED TRANSACTION TO WHICH THIS DRAFT AGREEMENT PERTAINS. NOTWITHSTANDING THE DELIVERY OF THIS DRAFT AGREEMENT OR ANY PAST, PRESENT OR FUTURE APPROVALS BY THE MANAGEMENT, BOARDS OF DIRECTORS, OR STOCKHOLDERS OF ANY PARTY TO THE PROPOSED TRANSACTION (OR ANY RELATED PERSON OR ENTITY) OR ANY OTHER PAST, PRESENT OR FUTURE WRITTEN OR ORAL INDICATIONS OF ASSENT, OR INDICATIONS OF THE RESULT OF NEGOTIATIONS OR AGREEMENTS, NO PARTY TO THE PROPOSED TRANSACTION (AND NO PERSON OR ENTITY RELATED TO ANY SUCH PARTY) WILL BE UNDER ANY LEGAL OBLIGATION WITH RESPECT TO THE PROPOSED COMMITMENT OF ANY NATURE WHATSOEVER UNLESS AND UNTIL THE DEFINITIVE AGREEMENT PROVIDING FOR THE TRANSACTION HAS BEEN EXECUTED AND DELIVERED BY ALL PARTIES THERETO.
AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
ARUBA NETWORKS, INC.,
ALOHA ACQUISITION CORPORATION,
AIRWAVE WIRELESS, INC.,
GARY HEGNA, GREG MURPHY, BRYAN WARGO, KEVIN BEALS AND PAUL GRAY,
AS PRINCIPAL SHAREHOLDERS,
AND WITH RESPECT TO ARTICLES VII, VIII AND IX ONLY
WESTBURY EQUITY PARTNERS SBIC, L.P., IGNITION, LLC, AND IDEALAB HOLDINGS, L.L.C.,
AS INVESTOR SHAREHOLDERS,
ROBERT HEADLEY
AS SHAREHOLDER REPRESENTATIVE
AND
U.S. BANK NATIONAL ASSOCIATION
AS ESCROW AGENT
Dated as of January 4, 2008

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A-1	Signatories to Stockholder Consent

Exhibit A-2	Form of Stockholder Consent

Exhibit B	Form of Offer Letter

Exhibit C	Form of Non-Competition and Non-Solicitation Agreement

Exhibit D	[Intentionally Omitted]

Exhibit E	Form of Certificate of Merger

Exhibit F	Form of 280G Waiver

Exhibit G	Form of Legal Opinion of Counsel to the Company delivered to Parent

Exhibit H	U.S. Bank Money Market Accounts

Schedules

Schedule 1.6(a)(i)	Excluded Liabilities

Schedule 1.6(a)(ii)	Bonus Payments

Schedule 1.6(a)(iii)	Common Bonus Units

Schedule 1.6(a)(iv)	Company Operating Budget

Schedule 1.6(a)(v)	Key Employees

Schedule 1.6(a)(vi)	Company Directors and Executive Officers

Schedule 1.6(a)(vii)	Principal Shareholders

Schedule 2.15(q)(i)	Form of Employee Proprietary Information Agreement

Schedule 2.15(q)(ii)	Form of Consultant Proprietary Information Agreement

Schedule 5.20	Spreadsheet

Schedule 6.2(k)	Third Party Consents

Schedule 6.2(l)	Terminated Agreements

Schedule 6.2(w)	Liens to be Released

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CONFIDENTIAL
     THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of January 4, 2008 by and among Aruba Networks, Inc., a Delaware corporation (“Parent”), Aloha Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), Airwave Wireless, Inc., a Delaware corporation (the “Company”), Gary Hegna, Greg Murphy, Bryan Wargo, Kevin Beals, and Paul Gray (the “Principal Shareholders”), and with respect to Article VII, Article VIII and Article IX hereof only, Westbury Equity Partners SBIC, L.P., a Delaware limited partnership, Ignition, LLC, a Delaware limited liability company, Idealab Holdings, L.L.C., a Delaware limited liability company (the “Investor Shareholders”) and Robert Headley as shareholder representative (the “Shareholder Representative”), and U.S. Bank National Association as escrow agent.
RECITALS
     A. The Boards of Directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each corporation and its respective shareholders that Parent acquire the Company through the statutory merger of the Company with and into Sub (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.
     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding capital stock of the Company and all In the Money Company Options (as defined below) shall be converted into the right to receive the consideration set forth herein, and (ii) all Unvested Company Options (as defined below) shall be assumed by Parent and converted into options to purchase common stock of Parent as set forth herein, and (iii) all Out of the Money Company Options (as defined below) and issued and outstanding warrants to purchase capital stock of the Company not otherwise exercised prior to the Merger or converted in accordance with their terms shall be terminated.
     C. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as partial security for the indemnification obligations set forth in this Agreement.
     D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
     E. Subsequent to the execution and delivery of this Agreement, certain shareholders of the Company listed on Exhibit A-1 are entering into Stockholder Consents, each in substantially the form attached hereto as Exhibit A-2 (the “Stockholder Consents”), with Parent.
     F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, (i) each of the Key Employees shall have executed an offer letter, each in substantially the form attached hereto as Exhibit B (an “Offer Letter”), with Parent to be effective as of the Effective Time, (ii) each of the Key Employees shall have entered into Non-Competition and Non-Solicitation Agreements, each in substantially the form attached hereto as Exhibit C (a “Non-Competition and Non-Solicitation Agreement”), and (iii) the Company’s Board of Directors shall have unanimously approved the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 5.7(e) and, if required, Section 5.7(h) hereof.

     G. For United States federal income tax purposes, the parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger.   At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Code (“Delaware Law”), the Company shall be merged with and into Sub, the separate corporate existence of the Company shall cease, and Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”
     1.2 Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable after the conditions set forth in Article VI hereof have been satisfied or waived, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger together with accompanying officers’ certificates in substantially the form attached hereto as Exhibit E, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.4 Certificate of Incorporation and Bylaws.
          (a) Unless otherwise determined by Parent prior to the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving

Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is AirWave Wireless, Inc.”
          (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated at the Effective Time to be identical to the bylaws of Sub, as in effect immediately prior to the Effective Time (other than any express references to the name of Sub in such bylaws, which shall be amended to refer to the Surviving Corporation) until thereafter amended in accordance with Delaware Law and as provided in the Certificate of Incorporation of the Surviving Corporation and such bylaws.
     1.5 Directors and Officers.
          (a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the Certificate of Incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.
          (b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
     1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
     “Adjusted Working Capital Amount” shall mean an amount equal to, as of the Closing, (i) all assets of the Company, less (ii) all Liabilities to the extent required to be reflected on the Company’s balance sheet in accordance with GAAP other than the liabilities set forth on Schedule 1.6(a)(i) hereto (the “Excluded Liabilities”). In calculating the Adjusted Working Capital Amount, it will be assumed (i) that the deferred revenue balances as of the Closing are the same as the deferred revenue balances as reflected on the Interim Financials such that the Adjusted Working Capital Amount will not be affected by any increase or decrease in deferred revenue between the Balance Sheet Date and the Closing and (ii) that (a) the Vested Option Exercise Price and (b) proceeds from the exercise (or deemed proceeds from the net exercise) of the Company Warrants are included as cash received by the Company as of the Closing.
     “Aggregate Consideration Amount” equals (A) $37,000,000, minus (B) the Estimated Third Party Expenses Adjustment Amount, minus (C) the Working Capital Shortfall (if any) and minus (D) the Bonus Payment (the total of (B), (C), and (D), the “Downward Adjustment”). For purposes of clarity, the Aggregate Consideration Amount is the maximum consideration to be issued by Parent hereunder.
     “Aggregate Preference Amount” means the sum of the Series A Preference Amount, the Series B Preference Amount, the Series C Preference Amount, the Series D Preference Amount, and the Special Stock Preference Amount.
     “Bonus Payment” shall mean the payment set forth on Schedule 1.6(a)(ii) hereto.

     “Balance Sheet Date” shall have the meaning ascribed thereto in Section 2.7 hereof.
     “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.
     “Cash Consideration” means the sum of the Common Cash Consideration, the Special Stock Cash Consideration, the Series A Cash Consideration, the Series B Cash Consideration, the Series C Cash Consideration and the Series D Cash Consideration.
     “Closing Price” shall mean the average of the high and low trading prices of the Parent Common Stock on the Nasdaq Global Market on the trading day immediately preceding the Closing Date.
     “Common Bonus Units” means units entitling the employees identified on Schedule 1.6(a)(iii) to receive a bonus payment from Parent in the form of shares of Parent Common Stock and cash on the terms provided in this Section 1.6.
     “Common Cash Consideration” means 86.5% of the Common Consideration.
     “Common Consideration” means (i) the Aggregate Consideration Amount minus (ii) the Aggregate Preference Amount, as adjusted pursuant to subparagraph (g) below.
     “Common Per Share Amount” means consideration consisting of (i) cash equal to the Common Cash Consideration divided by the Fully Diluted Common plus (ii) a number of shares of Parent Common Stock equal to the Common Stock Amount divided by the Fully Diluted Common.
     “Common Per Share Value” means the Common Consideration divided by the Fully Diluted Common.
     “Common Stock Amount” means a number of shares of Parent Common Stock equal to (x) the Common Consideration minus the Common Cash Consideration (y) divided by the Trading Price.
     “Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock, the Company Special Stock and all other shares of capital stock, if any, of the Company, taken together.
     “Company Common Stock” shall mean shares of common stock, $0.001 par value per share, of the Company.
     “Company Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, prospects, operations or capitalization of the Company, taken as a whole; provided, however, that a Company Material Adverse Effect shall not include any change, event or effect that results from, arises out of or is attributable to any of the following, either alone or in combination: (i) any change in conditions in the United States, foreign or global economy or capital or financial markets generally that does not disproportionately affect the Company; (ii) any change in conditions (including in general legal, regulatory, political, economic or business conditions or any change in GAAP) in or otherwise generally affecting industries in which Company conducts business that does not disproportionately affect the Company; (iii) delays in or suspensions or terminations of contracts, or disruptions in supplier, customer, partner or similar business relationships directly resulting from the public announcement of this Agreement or of the consummation of the transactions contemplated hereby; (iv) compliance with Section 4.1 of this Agreement; or (v) any act of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof.
     “Company Operating Budget” shall mean the budget set forth on Schedule 1.6(a)(iv) hereto.
     “Company Options” shall mean all issued and outstanding options (including commitments to grant options, but excluding Company Warrants), to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any employee, consultant, advisor or director of the Company or its Subsidiaries.
     “Company Preferred Stock” shall mean the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company C Preferred Stock and the Company Series D Preferred Stock taken together.
     “Company Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company.
     “Company Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.001 par value per share, of the Company.
     “Company Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.001 par value per share, of the Company.
     “Company Series D Preferred Stock” shall mean the Series D Preferred Stock, $0.001 par value per share, of the Company.
     “Company Special Stock” shall mean the Special Stock, $0.001 par value per share, of the Company.
     “Company Unvested Common Stock” shall mean any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are unvested as of the Closing Date. For purposes of this Agreement, a share of Company Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.
     “Company Vested Common Stock” shall mean any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Company Unvested Common Stock.
     “Company Warrants” shall mean all issued and outstanding warrants to purchase Company Capital Stock.
     “Continuing Employee” shall mean each employee of the Company who (A) receives and accepts an offer of at-will employment (which offer of employment is not for a transitional period ending within a specified or estimated time period after the Effective Time) from Parent or any of its Subsidiaries prior to the Effective Time and (B) is an employee of Parent or any of its Subsidiaries immediately following the Effective Time.

     “Court” shall mean any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.
     “Escrow Agent” shall mean U.S. Bank National Association or another institution acceptable to Parent and the Shareholder Representative.
     “Estimated Adjusted Working Capital Amount” shall mean the Company’s good faith estimate of an amount equal to the Adjusted Working Capital Amount.
     “Estimated Third Party Expenses” shall mean the amount of Third Party Expenses (both paid and unpaid) incurred or expected to be incurred by the Company as of the Closing Date as estimated by the Company in good faith and based on reasonable assumptions, as set forth on the Statement of Expenses.
     “Estimated Third Party Expenses Adjustment Amount” shall mean the amount by which the Estimated Third Party Expenses exceed $200,000. If the Estimated Third Party Expenses do not exceed $200,000, then the Estimated Third Party Expenses Adjustment Amount shall be zero.
     “Excess Third Party Expenses Adjustment Amount” shall mean the amount by which the Third Party Expenses exceed $200,000.
     “Excess Third Party Expenses Indemnification Amount” shall mean the amount, if any, by which the Excess Third Party Expenses Adjustment Amount exceeds the Estimated Third Party Expenses Adjustment Amount.
     “Fully Diluted Common” means the sum of (i) the number of shares of Company Common Stock and Common Bonus Units issued and outstanding as of the Effective Time and (ii) the number of shares of Company Common Stock issuable upon exercise of In the Money Company Options and Company Warrants (not deducting, for purposes of clarity, any shares withheld to satisfy exercise price obligations).
     “GAAP” shall mean United States generally accepted accounting principles consistently applied.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “In the Money Company Options” means any Vested Company Options outstanding immediately prior to the Effective Time that have an exercise price per share that is less than the Common Per Share Value.
     “Key Employees” shall mean the employees of the Company identified on Schedule 1.6(a)(v) hereto.
     “Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of the members of the Board of Directors and executive officers of the Company listed on Schedule 1.6(a)(vi) hereto, in each case without such individual being obligated to conduct any special inquiry or investigation into the affairs or records of the Company, except that each executive officer of the Company listed on Schedule 1.6(a)(vi) shall have made inquiry of those Company employees and consultants who would reasonably be expected to have knowledge of such matters.

     “Law” shall mean any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.
     “Liabilities” shall mean all liabilities of the Company of any kind, including, but not limited to, accounts payable, royalties payable, accrued bonuses, accrued vacation, employee expense obligations (including the employer portion of any employment or payroll taxes in connection with compensation contemplated by this Agreement, whether payable by the Company or Parent) and all other liabilities of the Company regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.
     “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
     “Option Exchange Ratio” shall mean the sum of (A) the quotient obtained by dividing (w) the Common Consideration minus the Common Cash Consideration divided by the Fully Diluted Common by (x) the Trading Price, and (B) the quotient obtained by dividing (y) the Common Cash Consideration divided by the Fully Diluted Common, by (z) the Closing Price, rounded to the nearest one-hundred thousandth (0.00001) (with amounts 0.000005 and above rounded up).
     “Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction, or other similar determination or finding issued, granted or made by any Governmental Entity or Court.
     “Out of the Money Company Options” means any Company Options outstanding immediately prior to the Effective Time that have an exercise price share that is equal to or greater than the Common Per Share Value.
     “Parent Common Stock” shall mean shares of the common stock, par value $0.0001 per share, of Parent.
     “Parent Option” shall mean any option to purchase shares of Parent Common Stock assumed pursuant to the terms of Section 1.6(c) hereof in connection with the assumption of an Unvested Company Option.
     “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
     “Plan” shall mean the Company’s 2000 Stock Plan, as amended.
     “Principal Shareholders” shall mean the Shareholders of the Company identified on Schedule 1.6(a)(vii) hereto.
     “Pro Rata Portion” shall mean, with respect to each Securityholder (other than a Shareholder holding Dissenting Shares who does not effectively withdraw or lose such Shareholder’s dissenter’s rights as contemplated by Section 1.7(b) hereof), an amount equal to the quotient obtained by dividing (x) the value (including stock and cash consideration) to be received in return for shares of Company Vested Common

Stock, In the Money Company Options, Common Bonus Units and Company Preferred Stock owned by such Securityholder as of immediately prior to the Effective Time by (y) the total value (including stock and cash consideration) to be received in return for Company Vested Common Stock, In the Money Company Options, Common Bonus Units and Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than Dissenting Shares held by Shareholders who do not effectively withdraw or lose such Shareholders’ dissenters’ rights as contemplated by Section 1.7(b) hereof).
     “Related Agreements” shall mean the Nondisclosure Agreement, Offer Letters, Certificate of Merger and all other agreements and certificates entered into by the Company or any of the Securityholders in connection with the transactions contemplated herein.
     “Required Vote” shall mean the affirmative vote of the holders of at least 95% of the outstanding Company Capital Stock.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securities Act” shall mean the United States Securities Act of 1933, as amended.
     “Securityholder” shall mean any holder of any Company Capital Stock, In the Money Company Options or Common Bonus Units immediately prior to the Effective Time.
     “Series A Cash Consideration” means 20% of the Series A Preference Amount.
     “Series B Cash Consideration” means 20% of the Series B Preference Amount.
     “Series C Cash Consideration” means 20% of the Series C Preference Amount.
     “Series D Cash Consideration” means 20% of the Series D Preference Amount.
     “Series A Per Share Amount” means consideration consisting of (i) cash equal to the Series A Cash Consideration divided by the number of shares of Series A Preferred issued and outstanding as of the Effective Time plus (ii) a number of shares of Parent Common Stock equal to the Series A Preferred Stock Amount divided by the number of shares of Series A Preferred Stock issued and outstanding as of the Effective Time.
     “Series B Per Share Amount” means consideration consisting of (i) cash equal to the Series B Cash Consideration divided by the number of shares of Series B Preferred Stock issued and outstanding as of the Effective Time plus (ii) a number of shares of Parent Common Stock equal to the Series B Preferred Stock Amount divided by the number of shares of Series B Preferred Stock issued and outstanding as of the Effective Time.
     “Series C Per Share Amount” means consideration consisting of (i) cash equal to the Series C Cash Consideration divided by the number of shares of Series C Preferred Stock issued and outstanding as of the Effective Time plus (ii) a number of shares of Parent Common Stock equal to the Series C Preferred Stock Amount divided by the number of shares of Series C Preferred Stock issued and outstanding as of the Effective Time.

     “Series D Per Share Amount” means consideration consisting of (i) cash equal to the Series D Cash Consideration divided by the number of shares of Series D Preferred Stock issued and outstanding as of the Effective Time plus (ii) a number of shares of Parent Common Stock equal to the Series D Preferred Stock Amount divided by the number of shares of Series D Preferred Stock issued and outstanding as of the Effective Time.
     “Series A Preference Amount” means $712,482, as adjusted pursuant to subparagraph (g) below.
     “Series B Preference Amount” means $6,780,538, as adjusted pursuant to subparagraph (g) below.
     “Series C Preference Amount” means $8,435,801, as adjusted pursuant to subparagraph (g) below.
     “Series D Preference Amount” means $12,351,017, as adjusted pursuant to subparagraph (g) below.
     “Series A Preferred Stock Amount” means a number of shares of Parent Common Stock equal to (x) the Series A Preference Amount minus the Series A Cash Consideration (y) divided by the Trading Price.
     “Series B Preferred Stock Amount” means a number of shares of Parent Common Stock equal to (x) the Series B Preference Amount minus the Series B Cash Consideration (y) divided by the Trading Price.
     “Series C Preferred Stock Amount” means a number of shares of Parent Common Stock equal to (x) the Series C Preference Amount minus the Series C Cash Consideration (y) divided by the Trading Price.
     “Series D Preferred Stock Amount” means a number of shares of Parent Common Stock equal to (x) the Series D Preference Amount minus the Series D Cash Consideration (y) divided by the Trading Price.
     “Shareholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.
     “Signing Price” shall mean $14.70.
     “Special Stock Amount” means a number of shares of Parent Common Stock equal to (x) the Special Stock Preference Amount minus the Special Stock Cash Consideration (y) divided by the Trading Price.
     “Special Stock Cash Consideration” means 20% of the Special Stock Preference Amount.
     “Special Stock Per Share Amount” means consideration consisting of (i) cash equal to the Special Stock Cash Consideration divided by the number of shares of Special Stock issued and outstanding as of the Effective Time plus (ii) a number of shares of Parent Common Stock equal to the Special Stock Preferred Stock Amount divided by the number of shares of Special Stock issued and outstanding as of the Effective Time.
     “Special Stock Preference Amount” means $1.00, as adjusted pursuant to subparagraph (g) below.
     “Stock Consideration” shall mean the sum of the Common Stock Amount, Series A Preferred Stock Amount, Series B Preferred Stock Amount, Series C Preferred Stock Amount, Series D Preferred Stock Amount and Special Stock Amount.

     “Subsidiary” means a corporation or other business entity which Parent, the Company or Sub, as applicable, owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.
     “Third Party Expenses” shall have the meaning ascribed thereto in Section 5.19 hereof.
     “Trading Price” shall mean the average of the daily closing price of one share of Parent Common Stock as reported by The Nasdaq Stock Market for the twenty (20) trading days ending three (3) Business Days prior to the Closing Date; provided, however, that if the Trading Price is more than $16.17, then the Trading Price shall be deemed to be $16.17, and if the Trading Price is less than $13.23, then the Trading Price shall be deemed to be $13.23.
     “Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested immediately prior to the Effective Time, and does not vest as a result of the occurrence of the Effective Time.
     “Unvested Company Optionholder” shall mean any Person holding Unvested Company Options immediately prior to, or upon the occurrence of, the Effective Time.
     “Vested Company Option” shall mean any Company Option (or portion thereof) that is vested immediately prior to the Effective Time, or vests as a result of the occurrence of the Effective Time.
     “Vested Company Optionholder” shall mean any Person holding Vested Company Options immediately prior to, or upon the occurrence of, the Effective Time.
     “Vested Option Exercise Price” shall mean the aggregate exercise price payable for all Company Options that are vested as of immediately prior to the Effective Time.
     “Working Capital Shortfall” shall mean (a) zero, if the Estimated Adjusted Working Capital Amount is equal to or greater than $(350,000) and (b) if the Estimated Adjusted Working Capital Amount is less (more negative) than $(350,000), an amount equal to such shortfall.
          (b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (excluding, for avoidance of doubt, Company Options and Company Warrants, which shall be treated as provided for in Section 1.6(c) below, and shares of Company Capital Stock held by the Company, which shall be treated as provided for in Section 1.6(e) below) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Article VII hereof, will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.9 hereof, such portion of the Aggregate Consideration Amount as set forth below:
                  (i)Each outstanding share of Company Series A Preferred Stock shall be converted into the right to receive to the Series A Per Share Amount. A portion of the Series A Per Share Amount will be deposited into the Escrow Fund pursuant to Section 1.8.

               (ii) Each outstanding share of Company Series B Preferred Stock shall be converted into the right to receive to the Series B Per Share Amount. A portion of the Series B Per Share Amount will be deposited into the Escrow Fund pursuant to Section 1.8.
               (iii) Each outstanding share of Company Series C Preferred Stock shall be converted into the right to receive to the Series C Per Share Amount. A portion of the Series C Per Share Amount will be deposited into the Escrow Fund pursuant to Section 1.8.
               (iv) Each outstanding share of Company Series D Preferred Stock shall be converted into the right to receive to the Series D Per Share Amount. A portion of the Series D Per Share Amount will be deposited into the Escrow Fund pursuant to Section 1.8.
               (v) Each outstanding share of Company Special Stock shall be converted into the right to receive to the Special Stock Share Amount. A portion of the Special Stock Per Share Amount will be deposited into the Escrow Fund pursuant to Section 1.8.
               (vi) Each outstanding share of Company Common Stock shall be converted into the right to receive to the Common Per Share Amount. A portion of the Common Per Share Amount will be deposited into the Escrow Fund pursuant to Section 1.8.
               (vii) Notwithstanding anything set forth in this Section 1.6, any Dissenting Shares will be treated as set forth in Section 1.7 hereof.
          (c) Treatment of Company Options; Treatment of Company Warrants.
               (i) Effect on Vested Company Options. No outstanding Vested Company Options shall be assumed by Parent. At the Effective Time, each then outstanding In the Money Company Option shall, by virtue of the Merger, be converted into and shall become a right to receive, with respect to the number of shares of Company Common Stock originally subject to such In the Money Company Option (the “Subject Shares”), the number of Subject Shares times a fraction (A) the numerator of which is the Common Per Share Value minus the exercise price per share of Company Common Stock subject to such In the Money Company Option and (B) the denominator of which is the Common Per Share Value. Each In the Money Company Option shall then be entitled to receive the Common Per Share Amount for each Subject Share underlying such In the Money Company Option (such amount being hereinafter referred to as the “Vested Option Merger Consideration”). Out of the Money Company Options that are also Vested Company Options shall not be entitled to receive consideration hereunder. All Vested Company Options shall terminate at the Effective Time. A portion of the Vested Option Merger Consideration will be deposited into the Escrow Fund by Parent pursuant to Section 1.8.
               (ii) Effect on Unvested Company Options. As soon as practicable following the Closing but effective as of the Effective Time, each Unvested Company Option shall be assumed by Parent as a Parent Option. Except as otherwise set forth in this Agreement, each Company Option so assumed by Parent pursuant to this Section 1.6(c) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Plan and the option agreements relating thereto, as in effect immediately prior to the

Effective Time, except that (a) such assumed Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such assumed Company Option was exercisable immediately prior to the Closing Date by the Option Exchange Ratio, rounded up to the nearest whole cent; provided, however, that in the case of any Company Option to which Section 421 of the Code is intended to apply by reason of its qualification under Section 422 of the Code (an “Incentive Stock Option”), the exercise price of the Parent Option, the number of shares purchasable pursuant to such Parent Option and the terms and conditions of exercise of such Parent Option shall be determined in order to comply with Section 424 of the Code and any Company Option that is not an Incentive Stock Option shall be adjusted in a manner to comply with Section 409A of the Code.
               (iii) Effect on Company Warrants. No Company Warrants shall be assumed by Parent and, immediately prior to the Effective Time, each Company Warrant will by virtue of the Merger, and without any further action on the part of any holder thereof, either convert in accordance with its terms into Company Capital Stock, or be cancelled and extinguished.
               (iv) Necessary Actions. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6 under all Company Option agreements, and all Company Warrant agreements, including delivering all required notices, obtaining any required consents and waiver of acceleration provisions triggered solely by a change of control.
          (d) Assumption Agreement. Following the Closing, Parent shall issue to each holder of a Company Option to be assumed by Parent pursuant to Section 1.6(c) hereof a document evidencing the assumption of such Company Option by Parent, and, as a condition to such assumption, each former holder of a Company Option so assumed by Parent shall (i) acknowledge the receipt of the same in exchange for such holder’s Company Option, and (ii) waive any acceleration provisions of such Company Option.
          (e) Cancellation of Company Owned Stock. Each share of Company Capital Stock held by the Company or any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished as of the Effective Time.
          (f) Common Bonus Units. As of the date hereof, the Company has agreed that contingent upon the satisfaction of the conditions set forth in Article VI hereto, immediately prior to the Effective Time, it will issue Common Bonus Units to the employees of the Company identified on Schedule 1.6(a)(iii) in the amounts specified on Schedule 1.6(a)(iii). The contingent issuance of the Common Bonus Units shall terminate and cease to be outstanding with respect to each such employee in the event that such employee ceases to be employed by the Company at any time prior to the Effective Time for any reason. At the Effective Time, Parent shall become obligated to pay and issue to the holders of Common Bonus Units an amount equal to the Common Per Share Amount for each Common Bonus Unit outstanding. A portion of the Common Per Share Amount to be paid and issued in respect of the Common Bonus Units will be deposited by Parent in the Escrow Fund pursuant to Section 1.8, and the remainder of such Common Per Share Amount shall be paid and issued to the holders of Common Bonus Units at the Effective Time.
          (g) Adjustments for Subsequent Changes.

               (i) Adjustments to Parent Common Stock. If, after the date of this Agreement and prior to the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into or exchanged for a different number of shares or kind of shares and/or other securities of Parent or another corporation or entity by reason of any reclassification, split-up, stock dividend or stock combination or any arrangement, amalgamation or similar statutory procedure (an “Adjustment Event”), then the number of shares of Parent Common Stock to be delivered as consideration hereunder shall be appropriately adjusted so that each holder of Certificates shall be entitled to receive at the Effective Time, in lieu of the number of shares of Parent Common Stock provided for in this Section 1.6, such number and kind of shares and/or other securities as such holder would have received if the record date and payment date for such Adjustment Event had been immediately after the Effective Time.
               (ii) Adjustment to Aggregate Consideration Amount. The Aggregate Consideration Amount shall be subject to downward adjustment, on a dollar for dollar basis, to the extent of the Downward Adjustment, which shall reduce the Aggregate Consideration Amount and the respective amounts payable to the holders of Company Capital Stock in a manner consistent with the spreadsheet attached hereto as Schedule 1.6(g)(ii). The Special Stock Preference Amount shall not be impacted by the Downward Adjustment.
          (h) Withholding Taxes. The Company, and on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any applicable legal requirement. Any such amounts shall be withheld or deducted from the cash payable to the Securityholder in excess of any amounts being withheld to fund the Securityholder’s obligations to the Escrow Fund, provided that if such cash is insufficient to satisfy the full amount to be withheld or deducted, the remainder shall be satisfied out of the Parent Common Stock issuable to the Securityholder. The number of shares of Parent Common Stock, if any, to be used to satisfy the remaining amount required to be so deducted or withheld shall be determined by dividing such remaining amount by the Closing Price, rounded to the nearest whole share (with 0.5 of a share rounded up). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (i) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
     1.7 Dissenting Shares.
          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under Delaware Law or under Chapter 13 of the California Corporations Code (“California Law”), as applicable (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law and California Law.

          (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights under Delaware Law and California Law, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of Section 7.3(e) hereof, upon surrender of the certificate representing such shares.
          (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law or California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together, “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VII hereof the amount of such Dissenting Share Payments.
     1.8 Establishment of Escrow.
          (a) Escrow Fund. At the Effective Time, Parent shall deposit into the Escrow Fund (as defined in and established pursuant to Article VII below) cash equal to twenty percent (20%) of the Aggregate Consideration Amount otherwise issuable on the Merger to holders of Company Common Stock, In the Money Company Options, Common Bonus Units, Company Special Stock and Company Preferred Stock (the “Escrow Amount”). The Escrow Amount, and any interest earned thereon, shall be maintained in a separate account and disbursed as provided in Article VII.
          (b) Interest. Any interest accruing on the Escrow Amount shall be held in the Escrow Fund and be available to cover claims for Losses until distributed upon termination of the Escrow Fund, as provided in Article VII. Any such interest shall be distributed to Parent (to the extent earned or paid with respect to cash in the Escrow Fund distributed to Parent to cover Losses pursuant to Article VII) or pro rata to the Securityholders (to the extent earned or paid with respect to cash ultimately distributed to such Securityholders upon termination of the Escrow Fund), such that any interest earned on any cash in the Escrow Fund generally follows the ultimate recipient of the cash on which such interest was earned.
     1.9 Surrender of Certificates.
          (a) Exchange Agent. The Bank of New York Mellon shall serve as the exchange agent (the “Exchange Agent”) for the Merger.
          (b) Parent to Provide Consideration. On the Closing Date, Parent shall deposit the Cash Consideration and the Stock Consideration (less the Escrow Amount) with the Exchange Agent. For avoidance of doubt, the Cash Consideration will not include any amounts attributable to the exercise price for Vested Company Options, which amounts shall have been subtracted pursuant to Section 1.6(c)(i). In addition, Parent shall separately deposit the Escrow Amount into the Escrow Fund, as provided in Section 1.8.
          (c) Exchange Procedures. As promptly as practicable after the execution of this Agreement and prior to the Effective Time, Parent shall cause to be delivered to each holder of record of outstanding Company Common Stock, Company Preferred Stock, Company Special Stock, Vested Company Options and Common Bonus Units (the instruments representing the same, “Certificates”) (A) a letter of transmittal in Parent’s standard form and (B) instructions for using the letter of transmittal to effect the surrender of Certificates for cancellation in exchange for the portion of the Aggregate Consideration Amount to which the holder is entitled (less any portion thereof deposited into the Escrow Fund on behalf of such holder). After receipt of such letter of transmittal and any other documents that Parent or the Exchange Agent may require in order to effect the exchange (the “Exchange Documents”), the Shareholders will surrender the certificates representing their shares of Company Capital Stock to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents. Upon surrender of a Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.9(e) hereof, the holder of such Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, a certificate representing the number of whole shares of Parent Common Stock and the cash payment to which such holder is entitled pursuant to Section 1.6 hereof (less any portion of the cash payment to be deposited in the Escrow Fund pursuant to Section 1.8 hereof and Article VII hereof), and the Certificate so surrendered shall be cancelled. Until so surrendered, each Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the portion of the Aggregate Consideration Amount payable pursuant to the Merger from and after the Effective Time. No portion of the Aggregate Consideration Amount will be paid to the holder of any unsurrendered Certificate with respect to shares of Company Capital Stock, Vested Company Options or Common Bonus Units formerly represented thereby until the holder of such Certificate shall surrender such Certificate and the Exchange Documents pursuant hereto. As provided in the letter of transmittal, by executing and delivering the same, each Securityholder will acknowledge and agree to perform the obligations attributed to the Securityholders hereunder and the indemnification obligations with respect to actions and Losses of the Shareholder Representative (as set forth in Section 7.5 hereof) and shall confirm the appointment of the Shareholder Representative.
          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.
          (e) Transfers of Ownership. If any Parent Common Stock or cash is to be paid or allocated in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the payment or allocation thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
          (f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock, Vested Company Options or Common Bonus Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (g) Exchange Agent to Return Undistributed Consideration. At any time following the twelve (12) month anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts and shares of Parent Common Stock that have been deposited with the Exchange Agent pursuant to this Agreement, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Certificates pursuant to this Agreement, and thereafter the holders of Certificates shall be entitled to look only to Parent as general creditors thereof with respect to any and all cash amounts and shares of Parent Common Stock that may be payable or issuable to such holders of Certificates and duly executed letters of transmittal and related documents (if any) in the manner set forth in this Agreement. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.9(g) and which are subsequently delivered to the holders of Certificates.
     1.10 No Further Ownership Rights in Company Capital Stock.  The shares of Parent Common Stock issued and cash delivered to the Exchange Agent, deposited into the Escrow Fund in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining thereto, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.
     1.11 Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of any such lost, stolen or destroyed Certificates to either (i) deliver a bond in such amount as it may direct or (ii) provide an indemnification agreement in form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     1.12 Tax Consequences.  The parties hereto intend (i) that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.
     1.13 Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and the Surviving Corporation and the officers and directors of Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS
     Each of the Company and the Principal Shareholders hereby severally (and not jointly) represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the Disclosure Schedule (each of which disclosures, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection of this Article II to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article II) delivered by the Company to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”) dated as of the date hereof, as follows:
     2.1 Organization of the Company.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where any failure to be so qualified or licensed and in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. The Company has delivered a true and correct copy of its Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.
          (b) Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights and also separately lists any other Person with rights to indemnification from the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.
          (c) Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business.
     2.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of 38,000,000 shares of Common Stock, of which 493,207 shares are issued and outstanding, 485,100 shares of Series A Preferred Stock, of which 485,100 shares are issued and outstanding 5,030,564 shares of Series B Preferred Stock, of which 5,030,564 shares are issued and outstanding, 10,573,870 shares of Series C Preferred Stock, of which 10,573,870 shares are issued and outstanding, 14,345,383 shares of Series D Preferred Stock, of which 13,889,992 shares are issued and outstanding, and one share of Special Stock, of which one share is issued and outstanding. The Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company C Preferred Stock, the Company Series D Preferred Stock and the Company Special Stock are convertible on a one-share for one-share basis into Company Common Stock. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule. The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 2.2(a)  of the Disclosure Schedule which further sets forth for each such person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any shareholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any shareholder of the Company) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock, Company Options or Company Warrants, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). No Shareholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Shareholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.
          (b) There are no outstanding shares of Company Unvested Common Stock.
          (c) Except for the Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan providing for equity compensation to any person. The Company has reserved 7,116,382 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan, of which (i) 6,508,526 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 472,106 shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the date hereof and (iii) 135,750 shares remain available for future grant. As of the date hereof, no shares of Company Common Stock are issuable upon the exercise of outstanding Company Options that have not been issued under the Plan. As of the date hereof, an aggregate of 425,627 shares of Company Capital Stock are issuable upon the exercise of outstanding Company Warrants. Section 2.2(c) of the Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, the type of entity of such holder, and any ultimate parent entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant of such option or warrant, the vesting schedule for such option or warrant, including the extent vested as of December 31, 2007, and whether the vesting of such option or warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions), whether such option was issued under the Plan and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. The terms of the Plan and the applicable agreements for each Company Option permit the assumption or substitution of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Shareholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all agreements and instruments relating to or issued under the Plan have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.
          (d) Except for the Company Options and Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.
          (e) No Securityholder has any outstanding loans from the Company.
          (f) Upon the receipt of the approval of this Agreement and the transactions contemplated hereby by the Shareholders, the allocation of the Aggregate Consideration Amount set forth in Section 1.6(b) will be consistent with the Certificate of Incorporation of the Company and twenty two and a half percent (22.5%) of the Aggregate Consideration Amount will be received by individuals who are holders of Common Bonus Units or shares of Company Common Stock that have not been converted from Company Preferred Stock or Company Special Stock.
          (g) The information contained in the Spreadsheet will be complete and correct as of the Closing Date.
     2.3 Subsidiaries.  The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.
     2.4 Authority.  The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the transactions contemplated hereby by the Shareholders. The vote required to approve this Agreement and the transactions contemplated hereby by the Shareholders is set forth in Section 2.4 of the Disclosure Schedule. This Agreement and the transactions contemplated hereby have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms.
     2.5 No Conflict.  The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, as amended, (ii) any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 2.5 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals as are required under any Contracts in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.
     2.6 Consents.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the issuance of the California Permit by the California Department of Corporations, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified on Section 2.6 of the Disclosure Schedule, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (v) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Shareholders. The Company is its own “Ultimate Parent Entity” as that term is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
     2.7 Company Financial Statements.  Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) unaudited consolidated balance sheet as of October 31, 2007 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and shareholders’ equity for the ten (10) month period then ended (the “Interim Financials”). Not later than January 30, 2008, the Company will provide Parent with the Company’s audited consolidated balance sheet as of September 30, 2007, and the related consolidated statements of income, cash flow and shareholders’ equity for the twelve (12) months then ended (the “Year-End Financials”). The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
     2.8 Internal Controls.  Neither the Company (including any executive officer thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud or other wrongdoing that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
     2.9 No Undisclosed Liabilities.  The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date, (iii) have been incurred in the ordinary course of business since the Balance Sheet Date and consistent with past practice, which, individually or in the aggregate, are not in excess of $25,000 and would not constitute a Company Material Adverse Effect, or (iv) have been incurred in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, which, individually or in the aggregate, are not in excess of $25,000 and would not constitute a Company Material Adverse Effect.
     2.10 No Changes.  Since the Balance Sheet Date, except as expressly permitted hereunder, required hereby or specifically consented to by Parent pursuant to Section 4.1 or Section 4.3 hereof, there has not been, occurred or arisen any:
          (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;
          (b) modifications, amendments or changes to the Charter Documents;
          (c) expenditure, transaction or commitment exceeding $100,000 individually or in the aggregate other than transaction contemplated in the Company Operating Budget or pursuant to Standard License Agreements;
          (d) payment, discharge, waiver or satisfaction, in any amount in excess of $25,000 in any one case, or $50,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business including (i) in the performance of obligations under Contracts with Company customers entered into in the ordinary course of business (whether entered into before or after the date hereof), (ii) the payment, discharge, waiver or satisfaction of liabilities reflected or reserved against in the Current Balance Sheet, (iii) the payment, discharge, waiver or satisfaction of obligations or liabilities existing on the date hereof or entered into in the ordinary course of business, or (iv) the payment, discharge, waiver or satisfaction of obligations or liabilities provided for in the Company Operating Budget;
          (e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);
          (f) employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;
          (g) adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;
          (h) adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
          (i) revaluation by the Company of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;
          (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor) except in accordance with the agreements evidencing Company Options or Company Unvested Common Stock;
          (k) increase in or other change to the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees, consultants or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, other than the discharge of commitments existing as of the date hereof or for the ordinary course hiring of consultants for amounts that are within the Company Operating Budget;
          (l) other than pursuant to Standard License Agreements, (i) agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets (whether tangible or intangible) are bound or (ii) any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound;

          (m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company, including the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties, except licenses pursuant to Standard License Agreements executed in the ordinary course of business and consistent with past practice;
          (n) loan by the Company to any Person, or purchase by the Company of any debt securities of any Person, incurring by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;
          (o) waiver or release of any right or claim of the Company, including any waiver, release or other compromise of any account receivable of the Company;
          (p) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or relating its business, properties or assets, or any reasonable basis for any of the foregoing;
          (q) notice of any claim or potential claim of ownership, interest or right by any person other than the Company of the Company Intellectual Property owned by or developed or created by the Company or of infringement by the Company of any other Person’s Intellectual Property;
          (r) issuance, grant, delivery, sale or purchase, or proposal, contract or agreement to issue, grant, deliver, sell or purchase, by the Company, of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for issuances of Company Capital Stock upon the exercise of Company Options or Company Warrants or the conversion of Company Preferred Stock or the grant of options to purchase Company Common Stock to employees of the Company under the Plan in the ordinary course of business and consistent with past practice;
          (s) (i) except in accordance with the Company Discount Policy set forth in Section 4.1(o) of the Disclosure Schedule, proposal or consent to any change to pricing or royalties set or charged by the Company to its customers or licensees, or to any increase to the pricing or royalties set or charged by Persons who have licensed Intellectual Property (other than commercially available, off-the-shelf licenses for third party software and related technology) to the Company; or (ii) other than pursuant to Standard License Agreements, (A) sale, lease, license or transfer to any Person any rights to any Company Intellectual Property or entry into any agreement or modification or amendment to any existing agreement with respect to any Company Intellectual Property with any Person except in the ordinary course of business consistent with past practice, (B) purchase or license any Intellectual Property or entry into any agreement or modification or amendment of any existing agreement with respect to the Intellectual Property of any Person other than commercially available off the shelf third party software licenses not in excess of $25,000 individually, or $50,000 in the aggregate, or (C) entry into any agreement or modification or amendment of any existing agreement with respect to the development of any Intellectual Property with a third party;
          (t) other than pursuant to Standard License Agreements, agreement or modification to any Contract pursuant to which any other party is or was granted marketing, distribution, development,

manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;
          (u) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;
          (v) purchase or sale of any interest in real property, granting of any security interest in any real property or lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company;
          (w) acquisition by the Company or agreement by the Company to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;
          (x) grant by the Company of any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements disclosed in the Disclosure Schedule;
          (y) adoption or amendment of any Company Employee Plan, execution or amendment of any Employee Agreement, or payment or agreement by the Company to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates or other compensation (including any equity-based compensation) of any Employee;
          (z) waiver of any stock repurchase rights, acceleration, amendment or change to the period of exercisability of options, restricted stock or any other equity or similar incentive awards (including without limitation any long term incentive awards), or repricing of options granted under any employee, consultant, director or other stock plans or authorization of cash payments in exchange for any options granted under any of such plans;
          (aa) execution of any strategic alliance, affiliate or joint marketing agreement by the Company;
          (bb) any action to accelerate the vesting schedule of any Company Options, Company Unvested Common Stock or Company Common Stock
          (cc) hiring, promotion, demotion or termination or other change to the employment status or title of any employees;
          (dd) alteration of any interest of the Company in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
          (ee) cancellation, amendment or renewal of any insurance policy of the Company; or
          (ff) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (ee) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).
     2.11 Accounts Receivable.
          (a) The Company has made available to Parent a list of all accounts receivable of the Company as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.
          (b) All of the accounts receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied). No person has any Lien on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.
     2.12 Tax Matters.
          (a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.12(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.12(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.
          (b) Tax Returns and Audits.
               (i) The Company has (a) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law and (b) timely paid all Taxes they are required to pay.
               (ii) The Company has paid or withheld with respect to its Employees and other third parties, all federal, state and foreign income Taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and all other Taxes required to be withheld or paid, and have timely paid any such Taxes withheld over to the appropriate authorities.

               (iii) The Company has no Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that remains outstanding.
               (iv) No audit or other examination of any Return of the Company is presently in progress by any Governmental Entity, nor has the Company been notified in writing by any Governmental Entity of any request for such an audit or other examination.
               (v) As of the date of the Current Balance Sheet, the Company does not have any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.
               (vi) The Company has made available to Parent or its legal counsel, copies of all Returns for the Company filed for all periods since inception.
               (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet delinquent.
               (viii) None of the Company’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.
               (ix) The Company has not (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement (other than, in each case, pursuant to agreements entered into in the ordinary course of business with vendors, lessors, customers and the like), nor does the Company owe any amount under any such agreement, (c) any liability for the Taxes of any person (other than Company), under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law, and including any arrangement for group or consortium relief or similar arrangements), as a transferee or successor, by contract or agreement, or otherwise (other than, in each case, pursuant to agreements entered into in the ordinary course of business with vendors, lessors, customers and the like) and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
               (x) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (xi) No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, informally by any Tax authority to the Company or any representative thereof.
               (xii) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

               (xiii) The Company has not engaged in a “reportable transaction” as set forth in Treas. Reg. §1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).
               (xiv) The Company is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been treated as resident in any other country for any Tax purpose (including any double taxation arrangement). The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country, except for income earned from services for which any income Tax is satisfied through withholding. The Company is not liable for any Tax as the agent of any other person or business and does not constitute a permanent establishment or other place of business of any other person, business or enterprise for any Tax purpose.
               (xv) The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income as a result of any (a)  change in method of accounting under Section 481(c) of the Code (other than any such change resulting from the Merger), (b) closing agreement under Section 7121 of the Code, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in each of items (a), (b), or (c), under any similar provision of applicable law), or (d) installment sale or open transaction disposition.
          (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.
     2.13 Restrictions on Business Activities.  There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
     2.14 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.
          (a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.
          (b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company is bound, other than those identified in Section 2.14(a) of the Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, no rentals past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. Assuming the receipt of consents relating to the Lease Agreements set forth in Section 2.5 of the Disclosure Schedule, the Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company currently occupies all of the Leased Real Property for the operation of its business except as set forth in Section 2.14(a) of the Disclosure Schedule. There are no other parties occupying, or with a right to occupy, the Leased Real Property, except as set forth in Section 2.14(a) of the Disclosure Schedule. The Company does not owe any brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.
          (c) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. There is not existing, the Company has not received any notice of, and to the Knowledge of the Company, there is not presently contemplated or proposed, any eminent domain, condemnation or similar action, or zoning action or proceeding, with respect to any portion of the Leased Real Property. The Company shall not be required to expend more than $25,000 in the aggregate under all Lease Agreements to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).
          (d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business as currently conducted, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet delinquent, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby.

          (e) Section 2.14(e) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company, and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
          (f) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No person other than the Company possesses any claims or rights with respect to use of the Customer Information.
     2.15 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               “Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, methods and processes, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, and (vi) domain names, web addresses and sites, and (vi) maskworks.
               “Intellectual Property Rights” shall mean United States and foreign (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, and mask work rights, (iii) trade secrets, (iv) trademarks, trade names and service marks, (v) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).
               “Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by the Company, and all such Company Intellectual Property that constitute Registered Intellectual Property or that are the subject of a pending application to become Registered Intellectual Property are identified in Section 2.15(b)(1) of the Disclosure Schedule.
               “Registered Intellectual Property” shall mean issued and unexpired United States and foreign patents, registered copyrights and registered trademarks or service marks.
               “Standard License Agreement” shall mean a written agreement that does not materially differ in substance from any standard Company form of agreement (including attachments) that is included in Section 2.15(a) of the Disclosure Schedule.
          (b) Section 2.15(b)(1) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned by the Company (the “Company Registered Intellectual Property”) and (ii) lists any proceedings or actions before any United States or foreign court, the United States Patent and Trademark Office (the “PTO”) or any foreign counterpart to the PTO anywhere in the world in which, to the Company’s Knowledge, any of the Company Registered Intellectual Property is involved. Section 2.15(b)(2) of the Disclosure Schedule lists all products, and services (including products and services currently under development) generally offered by the Company to its customers in the ordinary course of its business as of the date hereof.
          (c) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property that were due prior to the date hereof have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property that were due for filing prior to the date hereof have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, to the extent necessary to maintain the Company Registered Intellectual Property. There are no actions that must be taken by the Company within 60 days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired any Intellectual Property Rights from any person, in a transaction that must be recorded with the PTO, the United States Copyright Office, or a foreign counterpart of either of the foregoing to perfect such acquisition, such acquisition has been so recorded.
          (d) Each item of Company Registered Intellectual Property listed in Section 2.15(b)(1) of the Disclosure Schedule is owned by the Company free and clear of any Liens other than those set forth on Section 2.15(d) of the Disclosure Schedule. The Company is the exclusive owner of all Company Registered Intellectual Property.
          (e) To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including all author or moral rights.
          (f) The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, Intellectual Property Rights that is or was Company Intellectual Property, to any other person or (ii) permitted the Company’s rights in any Company Intellectual Property that was material to the Company to enter into the public domain, except in the exercise of its good faith business judgment.
          (g) Other than Intellectual Property Rights licensed to the Company under the licenses set forth on Section 2.15(g) of the Disclosure Schedule, and other than Intellectual Property Rights in commercially available, off-the-shelf software and related technology that is not integrated into any Company products or services and that was licensed by the Company for less than $25,000, the Company Intellectual Property constitutes all of the Intellectual Property Rights used in, necessary to or that otherwise would be infringed by the conduct of the business of the Company by the Company as it currently is conducted, including any design, development, manufacture, use, import and sale of any product, technology or service (including products, or services currently under development).
          (h) Neither the Company nor any of its Subsidiaries has used open source software in any manner that would or could (i) require the disclosure or distribution in source code form of any Company product, (ii) require the licensing of any Company product for the purpose of making derivative works, (iii)

impose any restriction on the consideration to be charged for the distribution of any Company product, or (iv) impose any other material limitation, restriction, or condition on the right of the Company to use or distribute any Company product. With respect to any open source software that is or has been used by the Company or any of its Subsidiaries in any Company products or development of any Company products, the Company and each of its Subsidiaries has been and is in material compliance with all applicable licenses with respect thereto.
          (i) Other than non-exclusive licenses and related agreements with respect thereto of the Company’s products and services to customers, distributors and resellers pursuant to Standard License Agreements, Section 2.15(i) of the Disclosure Schedule lists all licenses granted by the Company of any Company Intellectual Property.
          (j) Neither the Company, any of its Subsidiaries, nor any other employee thereof or other Person acting at the Company’s direction has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company or any Subsidiary.
          (k) No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Intellectual Property that has been licensed to the Company.
          (l) Other than as provided in any agreement identified in Section 2.15(g)), 2.15(i) or 2.16 of the Disclosure Schedule, and except for indemnities provided in substantially the form of the intellectual property indemnity provisions in the Standard License Agreement for Company customers, distributors and resellers, Section 2.15(l) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any material obligation or duty to indemnify, and hold harmless, any third party with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.
          (m) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property or other Intellectual Property Rights used in the conduct of the business as it is currently conducted under which there is any material dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.
          (n) The operation of the business of the Company as it is currently conducted, including the Company’s design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any product, technology or service (including products, technology or services currently under development) of the Company, does not infringe or misappropriate any Intellectual Property Rights or any right of publicity of any person, and the Company has not received written notice from any person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Intellectual Property of the Company infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any facts that constitute a reasonable basis for any good faith claim thereof).
          (o) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
          (p) To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property in any material respect.
          (q) The Company has taken reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, (i)  the Company has, and enforces, a policy requiring each current and former employee to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form for employees (a copy of which is attached as Schedule 2.15(q)(i) hereto (the “Employee Proprietary Information Agreement”)), (ii)  the Company has, and enforces, a policy requiring each current and former or independent contractor who is or was involved in the development of Intellectual Property for the Company to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which is attached as Schedule 2.15(q)(ii) hereto (the “Consultant Proprietary Information Agreement”)) and (iii) all current and former employees of the Company and all independent contractors who are or were involved in the development of Intellectual Property for the Company have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate.
          (r) No Company Intellectual Property or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.
          (s) To the Knowledge of the Company, no (i) product, technology, or publication of the Company, (ii) material published by the Company, or (iii) statement of the Company constitutes a defamatory statement or material, false advertising or otherwise violates any law or regulation.
          (t) (i) (a) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and (b) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property (except under any non-exclusive licenses and related agreements with respect thereto granted to any such entities pursuant to Standard License Agreements).

               (ii) To the knowledge of the Company without inquiry, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
          (u) Section 2.15(u) of the Disclosure Schedule sets forth all open source software, or any derivative work based thereon, including any version of any software licensed pursuant to any GNU general public license or limited general public license, that was incorporated into, integrated or bundled with any products of the Company distributed by the Company to its customers.
          (v) The Company has provided Parent a schedule of product releases which schedule is included in Section 2.15(v) of the Disclosure Schedule. The Company has a good faith reasonable belief that it can achieve the release of products on such schedule of product releases.
          (w) The Company possesses or otherwise has the right to use all Intellectual Property that is reasonably necessary for the conduct of the business of the Company as currently conducted.
     2.16 Agreements, Contracts and Commitments.  Except as set forth in Section 2.16 of the Disclosure Schedule (specifying the appropriate paragraph):
        (a) The Company is not a party to, nor is it bound by:
               (i) any employment or consulting agreement, contract or commitment with an employee or consultant to grant any severance or termination pay (in cash or otherwise);
               (ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iii) any fidelity or surety bond or completion bond;
               (iv) any lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate;
               (v) any agreement of indemnification or guaranty outside of the ordinary course of business;
               (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;
               (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

               (viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
               (ix) any purchase order or contract for the purchase of materials involving in excess of $25,000 individually or $50,000 in the aggregate;
               (x) any construction contracts;
               (xi) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;
               (xii) any agreement, contract or commitment to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
               (xiii) any agreement, contract or commitment pursuant to which the Company has undertaken to, or pursuant to which the receipt of revenue is contingent upon, the delivery of products or service offerings not in commercial existence as of the date hereof, and including those which are contingent upon the release of any new product or new version of an existing product;
               (xiv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company other than Standard License Agreements; or
               (xv) any other agreement, contract or commitment that involves $25,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within 30 days.
          (b) Each Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, any other party thereto. The Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a material breach, violation or default by the Company or any such other party. True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.16 (each a “Material Contract” and collectively, the “Material Contracts”) have been delivered to Parent.
          (c) The Company has fulfilled all material obligations required pursuant to each Contract to have been performed by the Company prior to the date hereof, and, without giving effect to the Merger, the Company will fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.
          (d) All outstanding indebtedness of the Company may be prepaid without penalty.

     2.17 Interested Party Transactions.  No officer, director or Shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17. To the Knowledge of the Company, there are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Securityholders.
     2.18 Governmental Authorization.  Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company is and has been at all times in compliance, in all material respects, with all Company Authorizations. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.
     2.19 Litigation.  There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.
     2.20 Minute Books.  The minutes of the Company delivered to counsel for Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Shareholders, the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company. At the Closing, the minute books of the Company will be in the possession of the Company.
     2.21 Environmental Matters.
          (a) The Company (i) has not received any notice or other communication of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; (iii) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company; (iv) has no Knowledge of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any environmental liability, and (v) has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company conducted at the request of, or otherwise in the possession of the Company. There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any liability or corrective or remedial obligation of the Company under any Environmental Laws.
          (b) For the purposes of this Section 2.21, (i) “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution, protection of the environment, worker health and safety and exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements and (ii) “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.
     2.22 Brokers’ and Finders’ Fees; Third Party Expenses.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. Section 2.22(b) of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses incurred, or expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.
     2.23 Employee Benefit Plans and Compensation.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               “CFRA” shall mean the California Family Rights Act of 1993, as amended.
               “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any

ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.
               “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               “DOL” shall mean the United States Department of Labor.
               “Employee” shall mean any current or former employee, consultant or director of the Company or any ERISA Affiliate.
               “Employee Agreement” shall mean each management, employment, severance, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee.
               “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
               “ERISA Affiliate” shall mean any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
               “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
               “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
               “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.
               “IRS” shall mean the United States Internal Revenue Service.
               “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
               “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (b) Schedule. Section 2.23(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement with respect to current Employees or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.23(b)(2) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company as of the date hereof. To the Knowledge of the Company, no employee listed on Section 2.23(b)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason. Section 2.23(b)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a current consulting or advisory relationship with the Company involving annual compensation from the Company to such Persons in excess of $25,000 and a brief description of such relationship.
          (c) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement with respect to current employees or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (xi) all registration statements, annual reports and prospectuses prepared in connection with each Company Employee Plan, the most recent IRS determination or opinion letter, if any, issued with respect to each Company Employee Plan.
          (d) Employee Plan Compliance. The Company has performed in all material respects all obligations required to be performed by them under, is not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan that would reasonably be expected to result in any material liability to the Company. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of

ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (e) No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
          (f) No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies) and no Company Employee Plan is self-insured.
          (g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (h) Retiree Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.
          (i) COBRA; FMLA; CFRA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees. To the extent required under HIPAA and the regulations issued thereunder, Company has, prior to the Effective Time, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). The Company does not have any unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.
          (j) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any termination of employment or service) will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee (an “Employee Payment”), (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.
          (k) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or would reasonably be expected to, give rise to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code in connection with the consummation of the transactions contemplated hereby. There is no agreement, plan, arrangement or other contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.23(k) of the Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.
          (l) Section 409A; Stock Options and Other Equity Awards.
               (i) Section 2.23(l)(i) of the Disclosure Schedule lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and any IRS guidance issued with respect thereto. No such nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.
               (ii) Each Company Option, stock appreciation right other similar right to acquire Company Common Stock or other Capital Stock of the Company (i) has an exercise price that has never been and may never be less than the fair market value of the underlying equity as of the date such Company Stock Option, stock appreciation right or other similar right was granted in accordance with all governing documents and in compliance with all applicable law, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Stock Option, stock appreciation right or other similar right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A any the temporary or final regulations or other IRS guidance issued with respect thereto), and (iv) has at all times been properly accounted for in accordance with GAAP in the Company’s audited financial statements provided to Parent.
          (m) Employment Matters. The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending, or to the Knowledge of the Company threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan that would reasonably be expected to result in any material liability to the Company. There are no pending or to the Knowledge of the Company threatened or reasonably anticipated claims or actions against Company, any Company trustee under any worker’s compensation policy that would reasonably be expected to result in any material liability to the Company. The services provided by the Company’s Employees are terminable at the will of the Company and any such termination would result in no liability to the Company. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
          (n) Labor. No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or to the Knowledge of the Company threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices that would reasonably be expected to result in any material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company. Within the past year, the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.
          (o) No Interference or Conflict. To the Knowledge of the Company, no shareholder, director, officer, Employee or consultant of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.
          (p) International Employee Plan. Neither the Company nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.
     2.24 Insurance. Section 2.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since five years prior and remain in full force and effect. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company nor any affiliate of the Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

     2.25 Compliance with Laws. The Company has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.
     2.26 Export Control Laws. The Company has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:
          (a) The Company has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);
          (b) The Company is in compliance with the terms of all applicable Export Approvals;
          (c) There are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to such Export Approvals;
          (d) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims;
          (e) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost; and
          (f) Section 2.26(f) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.
     2.27 Foreign Corrupt Practices Act. The Company (including any of its officers, directors, agents, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
     2.28 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.15(l) and Section 2.15(i) of the Disclosure Schedule, warranties and indemnities contained in the Standard License Agreements, and warranties implied by law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.
     2.29 Substantial Customers and Suppliers.

          (a) Section 2.29(a) of the Disclosure Schedule lists the 15 largest customers of the Company on the basis of revenues collected or accrued for the twelve month period ending on the Current Balance Sheet Date.
          (b) Section 2.29(b) of the Disclosure Schedule lists the 15 largest suppliers of the Company on the basis of cost of goods or services purchased for the twelve month period ending on the Current Balance Sheet Date.
          (c) Except as disclosed in Section 2.29(c) of the Disclosure Schedule, no such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company since the beginning of such twelve month period, (ii) to the Knowledge of the Company, threatened to cease or materially reduce such purchases or sales or provision of services or (iii) to the Knowledge of the Company been threatened with bankruptcy or insolvency.
     2.30 Complete Copies of Materials. The Company has delivered true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.
     2.31 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
     2.32 Information Statement. The information furnished on or in any document mailed, delivered or otherwise furnished to Shareholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger and the other matters contemplated by Section 5.7 hereof, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading; provided, however, that the Company makes no representation or warranty regarding any information about Parent or Sub provided by Parent or Sub for use in any such document.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Each of Parent and Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
     3.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent material adverse effect.

     3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms.
     3.3 No Conflict; Required Filings and Consents.
          (a) The execution and delivery by Parent and Sub of this Agreement and each of the other Related Agreements to which such Person is a party do not, and the performance of this Agreement and each of the other Related Agreements to which such Person is a party by Parent or Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Sub, or (ii) conflict with or violate in any material respect any Law or Order in each case applicable to Parent or Sub or by which its or any of their respective properties, rights or assets is bound or affected.
          (b) The execution and delivery by Parent and Sub of this Agreement do not, and the performance by Parent and Sub of this Agreement shall not, require Parent or Sub to obtain the Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Person or Governmental Entity, except for the filing of the Certificate of Merger in accordance with Delaware Law, antitrust filings under the HSR Act or any applicable foreign jurisdictions, if applicable, compliance with applicable requirements of the Securities Act and compliance with any applicable foreign or state securities or “blue sky” laws, such Approvals as have already been obtained and such Approvals as would not have a Parent material adverse effect.
     3.4 Parent Common Stock. The Parent Common Stock to be issued as consideration hereunder has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.
     3.5 SEC Reports; Financial Statements. Parent has filed all required forms, reports and documents with the SEC (“Parent SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, as applicable, in each case as in effect on the dates such forms reports and documents were filed. None of the Parent SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The audited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. The foregoing representations and warranties shall also be deemed to be made with respect to all Parent SEC Reports filed after the date hereof and until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof.

     3.6 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind or entered into any agreement or arrangement with any person.
     3.7 Sufficiency of Funds. Parent and Sub will have, as and when required, sufficient funds available as are necessary to consummate the Merger and the other transactions contemplated by this Agreement.
     3.8 Information Statement. The information furnished by Parent or Sub for inclusion in any document mailed, delivered or otherwise furnished to Shareholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger and the other matters contemplated by Section 5.7 hereof, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading; provided, however, that Parent makes no representation or warranty regarding any information about Company provided by Company for use in any such document.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct the business of Company, except to the extent that Parent shall otherwise consent in writing in accordance with Section 4.3 hereof, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to Parent’s review of any Return, as set forth in Section 4.1(e) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to use reasonable best efforts to preserve intact the present business organizations of the Company, to use reasonable best efforts to keep available the services of the present officers and Employees of the Company and to use reasonable best efforts to preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving materially unimpaired the goodwill and ongoing business of the Company at the Effective Time. Except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent in accordance with Section 4.3 hereof:
          (a) cause or permit any modifications, amendments or changes to the Charter Documents;
          (b) undertake any expenditure, transaction or commitment exceeding $100,000 individually other than transactions contemplated in the Company Operating Budget or pursuant to Standard License Agreements;
          (c) pay, discharge, waive or satisfy, in an amount in excess of $25,000 in any one case or $50,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business including (i) in the performance of obligations under Contracts with Company customers entered into in the ordinary course of business (whether entered into before or after the date hereof), (ii) the payment, discharge, waiver or satisfaction of liabilities reflected or reserved against in the Current Balance Sheet, (iii) the payment, discharge, waiver or satisfaction of obligations or liabilities existing on the date hereof or entered into in the ordinary course of business, or (iv) the payment, discharge, waiver or satisfaction of obligations or liabilities provided for in the Company Operating Budget;
          (d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;
          (e) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing;
          (f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;
          (g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock), except in accordance with the agreements evidencing Company Options or Company Unvested Common Stock;
          (h) increase or otherwise change the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, other than the discharge of commitments existing as of the date hereof or for the ordinary course hiring of consultants for amounts that are within the Company Operating Budget;
          (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company, except licenses pursuant to Standard License Agreements executed in the ordinary course of business and consistent with past practice;
          (j) make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;
          (k) incur any indebtedness for borrowed money, amend the terms of any outstanding loan agreement, guarantee any indebtedness for borrowed money of any Person, issue or sell any debt securities or guarantee any debt securities of any Person, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;
          (l) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

          (m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of its businesses, properties or assets;
          (n) issue, grant, deliver or sell or authorize or propose or contract for the issuance, grant, delivery or sale of, or purchase or propose or contract for the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Stock pursuant to the exercise of outstanding Company Options and Company Warrants or the conversion of Company Preferred Stock;
          (o) (i) except in accordance with the Company Discount Policy set forth in Section 4.1(o) of the Disclosure Schedule, propose or consent to any change to pricing or royalties set or charged by the Company to its customers or licensees, or to any increase to the pricing or royalties set or charged by Persons who have licensed Intellectual Property (other than commercially available, off-the-shelf licenses for third party software and related technology) to the Company; or (ii) other than pursuant to Standard License Agreements, (A) sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person except in the ordinary course of business consistent with past practice, (B) purchase or license any Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person other than commercially available off the shelf third party software licenses not in excess of $25,000 individually, or $50,000 in the aggregate, or (C) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party;
          (p) other than pursuant to Standard License Agreements, enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;
          (q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;
          (r) terminate, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in Sections 2.10 and 2.15 of the Disclosure Schedule;
          (s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company;
          (t) grant any severance or termination pay (cash, equity or otherwise) to any officer or employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

          (u) adopt or amend any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will” and who are not officers of the Company), pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (cash, equity or otherwise) (including rights to severance or indemnification) of its directors, officers, employees or consultants, except pursuant to agreements outstanding on the date hereof that have been previously been disclosed in writing to Parent;
          (v) other than pursuant to Standard License Agreements, enter into any strategic alliance, affiliate agreement or joint marketing agreement;
          (w) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;
          (x) except as set forth on Section 4.1(x) of the Disclosure Schedule, hire, offer to hire or terminate any Employees, or encourage or otherwise cause any Employees to resign from the Company;
          (y) promote, demote, terminate or otherwise change the employment status or titles of any Employee;
          (z) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
          (aa) cancel, amend or other than in the ordinary course of business renew any insurance policy;
          (bb) enter into any agreement pursuant to which the Company subjects any Company Intellectual Property to a source code escrow, or amend any existing agreement to provide for such an escrow; or
          (cc) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(bb) hereof.
     4.2 No Solicitation.
          (a) Until the earlier of (i) the Effective Time or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees, shareholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (any such offer, proposal or inquiry, an “Acquisition Proposal”), (b) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the

Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any Person in connection with an Acquisition Proposal, other than with respect to the purchase of inventory in the ordinary course of business or (d) enter into any agreement with any person relating to an Acquisition Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above.
          (b) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or modification of or amendment to any Acquisition Proposal, or request for nonpublic information relating to the Company or for access to the properties, books or records of the Company, or notice by any Person that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate (1) the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company and (2) the terms of the Acquisition Proposal (to the extent disclosure of the terms of such Acquisition Proposal does not breach any non-disclosure agreement existing prior to the date hereof). In no event will the Company accept or enter in any Acquisition Proposal prior to the Expiration Date, and the Company agrees that any negotiations in progress as of the date hereof with respect to any Acquisition Proposal will be terminated or suspended during the period prior to the Expiration Date. The Company shall indemnify Parent, its representatives and agents from and against any claims by any party to an Acquisition Proposal based upon or arising out of the discussion or consummation of the transactions contemplated by this Agreement.
          (c) In the event this Agreement is terminated pursuant to Section 8.1(b), (c), or (d), each of Parent and the Company agrees that it shall not, directly or indirectly, without the prior written consent of the other, solicit, encourage or take any other action which is reasonably intended to induce or encourage any employee of the other or any subsidiary thereof to terminate his or her employment with the other party or any subsidiary thereof. In the event this Agreement is terminated by the Company pursuant to Section 8.1(f), Parent agrees that it shall not, directly or indirectly, without the prior written consent of the Company, solicit, encourage or take any other action which is reasonably intended to induce or encourage any employee of the Company or any subsidiary thereof to terminate his or her employment with the Company or any subsidiary thereof. In the event this Agreement is terminated by Parent pursuant to Section 8.1(e), the Company agrees that it shall not, directly or indirectly, without the prior written consent of Parent, solicit, encourage or take any other action which is reasonably intended to induce or encourage any employee of Parent or any subsidiary thereof to terminate his or her employment with Parent or any subsidiary thereof. This subparagraph (c) shall not prohibit a party from hiring or soliciting any person who is no longer an employee of the other so long as such person’s termination from the other party was unrelated to any actions directly or indirectly taken by such party, or from engaging in general advertising.
          (d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that each party shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 by the other party hereto and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the party seeking to enforce the terms hereof may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in Section 4.2(a) above by any officer, director, agent, representative or affiliate of a party shall be deemed to be a breach of this Agreement by such party.
     4.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals, at least one of whom shall use commercially reasonable efforts to reply within five (5) Business Days to such request for written consent (it being understood that the written consent of only one such individual shall be required prior to the Company taking such action):

Alexa King
Telephone: (408) 329-5134
Facsimile: (408) 541-1361
E-mail address: aking@arubanetworks.com

Peter Cellarius
Telephone: (408) 754-8464
Facsimile: (408) 227-4550
Email address: pcellarius@arubanetworks.com
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof through the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company, including all Company Intellectual Property (including access to design processes and methodologies and all source code, provided that each individual reviewing source code will enter into a nondisclosure agreement with the Company in a form reasonably acceptable to the Company), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) during normal business hours (or such other times as the Company shall reasonably approve) all Employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Returns and supporting documentation) promptly upon request. Parent will provide the Company with copies of such publicly available information about Parent as the Company may request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
     5.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Nondisclosure Agreement dated April 20, 2007 (the “Nondisclosure Agreement”), between the Company and Parent. Parent and the Company agree that such information will constitute “Confidential Information” as contemplated by the Nondisclosure Agreement, notwithstanding any failure (i) to specifically designate such information as “Confidential,” “Proprietary” or some similar designation and (ii) to confirm in writing that information communicated orally is “Confidential Information.” The Company further acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions or correspondence regarding or transactions in the Parent Common Stock in violation of applicable securities laws.
     5.3 Public Disclosure. Neither Parent nor the Company (nor any of their respective representatives) shall issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of The Nasdaq Stock Market.
     5.4 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that no party shall be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company, or (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (x), (y) or (z), an “Action of Divestiture”). Nothing herein shall require any party to litigate with any Governmental Entity.
     5.5 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.5 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     5.6 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
     5.7 Fairness Hearing; Shareholder Approval.
          (a) As soon as reasonably practicable following the execution of this Agreement, Parent and the Company agree to prepare the necessary documents and Parent shall apply to obtain a permit (a “California Permit”) from the Commissioner of Corporations of the State of California (after a hearing before such Commissioner) pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 (the “Fairness Hearing Law”), so that the issuance of Common Bonus Units hereunder and the issuance of Parent Common Stock in the Merger shall be exempt from registration under the Securities Act, by virtue of the exemption provided by Section 3(a)(10) thereof, and the Company shall prepare, with the cooperation of Parent, a related information statement or other disclosure document (the “Information Statement”).
          (b) The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the holders of Common Bonus Units and Company Capital Stock in the Merger. The Company shall cooperate with, and provide the information requested by, Parent in connection with Parent’s application for the California Permit. The Company and Parent will respond to any comments from the California Department of Corporations and work together in good faith and use their commercially reasonable efforts to have the California Permit granted as soon as practicable after such filing. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate under the Fairness Hearing Law for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in preparation of the Information Statement. In the event that, after working in good faith and with commercially reasonable efforts to obtain the California Permit, Parent determines that it is not able to receive the California Permit under terms that permit the timely close of the transactions contemplated hereunder, Parent shall issue to the Company a notice (the “Election Notice”) that it is abandoning the process and will instead either register the securities or rely on an exemption to registration, in each case allowing the satisfaction of the closing condition contained in Sections 6.2(g) and 6.3(d) hereof, and specifying whether the Parent intends to proceed with registration or reliance on an exemption.
          (c) In the event that either Parent issues an Election Notice or a California Permit is acquired but does not cover the issuance of the Common Bonus Units, Parent will elect one of the alternatives set forth below and the parties will cooperate to effect such alternative
               (i) Company will not issue the Common Bonus Units and Parent will instead agree to deliver an equivalent value of stock and cash after the Closing. Such amount paid directly by Parent will decrease the Aggregate Consideration Amount on a dollar for dollar basis.
               (ii) Parent will increase the amount of cash payable pursuant to this Agreement and decrease the amount of stock issuable to allow for payment in cash of the amounts due to the holders of Common Bonus Units hereunder.

               (iii) The parties will decrease the cash payable to the holders of Company Common Stock (with a corresponding increase in the stock issuable) and increase the cash payable to the holders of Common Bonus Units (with a corresponding decrease in the stock issuable) such that the holders of Common Bonus Units are paid entirely in cash.
          (d) As promptly as practical after the date of this Agreement, Parent and Company shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. The Company shall assist Parent as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement.
          (e) As promptly as practicable after the receipt of a California Permit, but in no event longer than two (2) Business Days from the receipt of a California Permit or the issuance of the Election Notice, the Company shall submit this Agreement and the transactions contemplated hereby to the Shareholders for approval and adoption as provided by Delaware Law and the Charter Documents. Such submission, and any proxy or consent in connection therewith (i) shall include a solicitation of the Required Vote and (ii) shall specify that adoption of this Agreement shall constitute approval by the Shareholders of: (a) the escrow and indemnification obligations of the Shareholders set forth in Article VII hereof and the deposit of the Escrow Amount into the Escrow Fund as contemplated by Section 1.9(b) hereof and (b) in favor of the appointment of Robert Headley as Shareholder Representative, under and as defined in this Agreement.
          (f) Any materials to be submitted to the Shareholders in connection with the solicitation of their approval of the Merger and this Agreement, including the Information Statement and if required pursuant to Section 5.7(h), any materials submitted to the Shareholders in connection with obtaining the 280G Approval (the “Soliciting Materials”), shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement, including each of the matters set forth in Section 5.7(e) hereof and if required pursuant to Section 5.7(h), the 280G Approval. The Company will promptly advise Parent in writing if at any time prior to the Closing the Company shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement or any other Soliciting Materials any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion.
          (g) The Company shall obtain the consent of its Shareholders holding the Required Vote to enable the Closing to occur as promptly as practicable following the date hereof. Promptly following receipt of written consents of its Shareholders constituting the Required Vote, the Company shall deliver notice of the approval of the Merger by written consent of the Company’s Shareholders, pursuant to the applicable provisions of Delaware Law (the “Shareholder Notice”). In the event the Company holds a meeting of Shareholders to obtain approval of the remaining Shareholders, the Company shall consult with Parent regarding the date of the Shareholders’ meeting (the “Company Shareholders’ Meeting”) and shall not postpone or adjourn (other than for absence of a quorum) the Company Shareholders’ Meeting without the consent of the Parent. Notwithstanding the foregoing, the Company shall give Shareholders sufficient notice prior to the Closing such that no Shareholder will be able to exercise appraisal, dissenters’ or similar rights if such Shareholder has not perfected such rights prior to Closing, pursuant to the applicable provisions of Delaware Law. The Company shall use reasonable efforts to cause Shareholders holding no more than five percent (5%) of the outstanding Company Capital Stock to continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.
          (h) In addition, the Company shall (i) promptly submit for approval by its Shareholders by the requisite vote (and in a manner satisfactory to Parent) any payments or benefits that Parent determines may constitute a “parachute payment” pursuant to Section 280G of the Code, such that all such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G (the “280G Approval”), and (ii) deliver to Parent evidence satisfactory to Parent that a Shareholder vote was held in conformance with Section 280G and the regulations thereunder and that either the 280G Approval was obtained or that such approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and as a consequence, that such “parachute payment” shall not be made or provided.
          (i) The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 5.7(e) hereof and if required pursuant to Section 5.7(h), the 280G Approval, nor its unanimous recommendation to the Shareholders to vote in favor of this Agreement, the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 5.7(e) hereof and, if required pursuant to Section 5.7(h), the 280G Approval.
     5.8 Merger Notification.
          (a) To the extent applicable, as soon as may be reasonably practicable, the Company and Parent (and any applicable Shareholder of the Company) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the Federal Trade Commission (“FTC”) and the U.S. Department of Justice (“DOJ”) as required by the HSR Act and (ii) filings required by the merger notification or control laws or regulations of any other applicable jurisdictions identified in Section 5.8 of the Disclosure Schedule. Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.8 to comply in all material respects with applicable law.
          (b) The Company and Parent (and/or any applicable Shareholder of the Company) each shall promptly (a) supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by Section 5.8(a) and (b) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. Except where prohibited by applicable law, the Company or the Parent, as applicable, shall consult with the other party prior to taking a position with respect to any such filings, shall permit such other party to review and discuss in advance, and consider in good faith the views of such other party in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with such other party in preparing and providing such information and promptly provide such other party (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company or the Parent, as the case may be, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Parent shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 5.8.
          (c) Each of Parent and the Company shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.8(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
     5.9 Notice to Holders of Company Warrants. Not later than two (2) Business Days after the receipt of a California Permit, the Company shall deliver notice to the holders of Company Warrants, which such notice shall be in compliance with the terms of such Company Warrants, that the Company Warrants, respectively, will be cancelled, terminated or converted at or prior to the Closing (in accordance with the applicable terms of any Company Warrant). Any materials to be submitted to the holders of Company Warrants in connection with the notice required under this Section 5.9 shall be subject to review and approval by Parent.
     5.10 Consents. The Company shall use best efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, such fees, payments or other consideration are Excluded Liabilities and will not be reflected (or be required to be reflected) on the Company’s balance sheet or Adjusted Working Capital Amount Statement to be delivered hereunder. The Company shall use best efforts to amend the Contract listed on Schedule 5.10 and agrees that any liabilities incurred by Company or Parent as a result of the assignment or termination of such Contract shall be an “Agreed Contract Loss” for purposes of Article VII.
     5.11 Restrictions on Transfer. All certificates representing Parent Common Stock deliverable to any Securityholder of the Company pursuant to this Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split, stock dividend, recapitalization, or similar event) shall bear any legend required by Delaware Law or such as are required pursuant to any federal, state, local or foreign law governing such securities.
     5.12 Termination of Agreements. The Company shall terminate each of the agreements listed on Schedule 6.2(k) hereof (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Any amounts that the Company is required to pay in order to terminate any Terminated Agreements are Excluded Liabilities and will not be reflected (or be required to be reflected) on the Company’s balance sheet or Adjusted Working Capital Amount Statement to be delivered hereunder.
     5.13 Proprietary Information and Inventions Assignment Agreement. Each person who becomes an employee of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute an Employee Proprietary Information Agreement with the Company effective as of such employee’s first date of employment or service. Each person who becomes a consultant or independent contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement with the Company effective as of such consultant or contractor’s first date of service.
     5.14 New Employment Benefits.
          (a) Parent or the Surviving Corporation will provide Continuing Employees with compensation and benefits that are substantially similar in the aggregate to similarly situated employees of Parent or the Surviving Corporation; provided, however, that nothing herein will prevent the amendment or termination of any specific plan, program or arrangement, require that Parent or the Surviving Corporation provide or permit investment in the securities of Parent or the Surviving Corporation or interfere with Parent’s or the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude Parent or the Surviving Corporation from terminating the employment of any Continuing Employee for any reason for which the Company could have terminated such Continuing Employee prior to the Effective Time. In furtherance of the foregoing, (i) the Company shall terminate effective as of the Closing Date all employment agreements and other arrangements with its employees and contractors, and (ii) within a reasonable time prior to the Closing Date, the Parent shall extend written offers of at-will employment to all current Company employees, identified on Schedule 5.14 attached hereto, and including, for avoidance of doubt, any of such employees who may be on short-term or long term disability as of the Closing Date.
          (b) To the extent practicable pursuant to the terms of such plans, for all purposes under the employee benefit plans of Parent and the Surviving Corporation providing benefits to any Continuing Employees after the Effective Time (the “Post-Closing Plans”), each Continuing Employee will be credited with his or her years of service with the Company before the Effective Time to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under the corresponding Company Benefit Plan for purposes of eligibility to participate and vesting (other than respect to equity awards), but not for purposes of benefit accrual under defined benefit plans, for any purpose where service credit for the applicable period is not provided to participants generally, or to the extent such credit would result in a duplication of accrual of benefits. In addition, and without limiting the generality of the foregoing, to the extent practicable pursuant to the terms of such plans, (i) for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, the Surviving Corporation will cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and (ii) the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Pre-Closing Plan ending on the date such Continuing Employee’s participation in the corresponding Post-Closing Plan begins to be taken into account under such Post-Closing Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Post-Closing Plan.
          (c) Parent will not assume any accrued and unpaid vacation time as of the Closing. Any accrued and unpaid vacation shall be paid by the Company prior to the Closing (in the final paycheck from the Company to its employees). Section 5.14(c)(i) of the Disclosure Schedule hereto sets forth the estimated amount of accrued vacation time for each employee of the Company. The value of the actual accrued vacation time will be calculated by the Company as of the time of termination and an updated schedule (Section 5.14(c)(ii) of the Disclosure Schedule) shall be delivered by the Company to Parent three (3) Business Days prior to Closing. The actual value shall be provided to Parent within three (3) days after the Closing Date.
     5.15 Offer Letters. Prior to or concurrent with execution of this Agreement, the Company shall cause the Key Employees to execute and deliver to Parent an Offer Letter.
     5.16 Resignation of Officers and Directors. The Company shall cause each officer and director of the Company to execute a resignation letter effective as of the Effective Time.
     5.17 S-8 Registration. Within fifteen (15) Business Days after the Closing Date, Parent agrees to file with the SEC a registration statement on Form S-8, if available for use by Parent, registering that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Unvested Company Options assumed by Parent pursuant to Section 1.6(c) hereof that are eligible to registered on Form S-8 and Parent shall use no less effort to maintain the effectiveness of such registration statement than applied to maintain the effectiveness of other Registration Statements on Form S-8 of Parent.
     5.18 Termination of Certain Company Employee Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate (as such term is defined in Section 2.23 hereof) shall terminate any and all severance, salary continuation and separation programs and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that one or more of such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such 401(k) Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (such charges or fees, the “401(k) Fees”) then such 401(k) Fees shall be the responsibility of the Company and the Company shall take such actions as are necessary to reasonably estimate the amount of such 401(k) Fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date. The Company shall pay all 401(k) Fees prior to Closing and, to the extent not paid by the Company, Parent shall be entitled to indemnification for all such 401(k) Fees under Article VII hereof.
     5.19 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including without limitation all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. At least three (3) Business Days prior to the Closing Date, the Company shall provide Parent with a statement of Estimated Third Party Expenses as of the Closing Date, such statement showing detail of both previously paid and currently unpaid Third Party Expenses incurred by the Company, as well as the Third Party Expenses that are expected to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby, all in form reasonably acceptable to Parent and certified as true and correct by the Company’s Treasurer (the “Statement of Expenses”). Parent shall have the right to review and consent to any Third Party Expenses which are deemed to be covered by the $200,000 of Third Party Expenses which are excluded from the Estimated Third Party Expenses Adjustment Amount, such consent not to be unreasonably withheld. Parent shall be entitled to indemnification for Third Party Expenses incurred by the Company that are not reflected on the Statement of Expenses, and that cause an Excess Third Party Expenses Adjustment Amount, which shall be paid out of the Escrow Amount and shall not be limited by the Basket Amount.
          (a) Notwithstanding the foregoing, all fees relating to any filing by the Company or Parent under the HSR Act or any foreign antitrust laws shall be split equally between Parent and the Company and, for the avoidance of doubt, the Company’s portion of such fees shall not be deemed Third Party Expenses of the Company. Parent shall pay all required filing fees to the FTC, DOJ or appropriate foreign bodies, as applicable, on behalf of both Parent and the Company and, within one Business Day following such payment, the Company shall reimburse Parent for one-half of the amount of such filing fees (the aggregate of all such amounts, the “Company Filing Fee Obligation”).
     5.20 Spreadsheet. The Company shall deliver to Parent and the Exchange Agent three (3) Business Days prior to the Closing Date a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 5.20, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Treasurer of the Company as of the Closing and which shall include, among other things, as of the Closing:
          (a) with respect to each Shareholder, (i) such Person’s address and social security number (or tax identification number, as applicable), (ii) the number of shares of Company Capital Stock held by such Person (including whether such shares are Company Common Stock, Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company C Preferred Stock or the Company Series D Preferred Stock or Company Special Stock), (iii) the respective certificate number(s) representing such shares, (iv) whether such shares constitute Company Unvested Common Stock (including, for each certificate, the number of shares that are vested as of the Closing), (v) the liquidation preference applicable to each share of Company Preferred Stock (pursuant to Section 1.6), (vi) the date of acquisition of such shares, (vii) the Pro Rata Portion applicable to such Person, (viii) the number of shares of Parent Common Stock to be issued and amount of cash to be paid to each holder, (ix) the number shares of Parent Common Stock and amount of cash, if any, to be paid by the Shareholder in settlement of tax withholding obligations pursuant to Section 1.6(h), and (x) such other information relevant thereto or which the Exchange Agent may reasonably request, and
          (b) with respect to each Vested Company Optionholder and/or holder of Common Bonus Units and/or holder of a Company Warrant, (i) such Person’s address and social security number (or tax identification number, as applicable), (ii) the number of shares of Company Capital Stock underlying each Company Option and Company Warrant held by such Person and the number of Common Bonus Units (if any) held by such Person, (ii) the respective grant date(s) of such Company Options, (iii) the respective exercise price(s) of such Company Options and Company Warrants, (iv) whether such Company Options are incentive stock options or non-qualified stock options, (v) the aggregate amount of cash to be paid to such person at the Closing in respect of any Vested Company Options and Company Warrants held by such Person, (vi) the Pro Rata Portion applicable to such Person, (vii) any tax withholding amounts, if applicable, and (viii) such other information relevant thereto or that Parent or the Exchange Agent may reasonably request.
     5.21 Estimated Adjusted Working Capital Amount and Dispute Resolution.
          (a) The Company shall deliver to Parent a statement that calculates the Estimated Adjusted Working Capital Amount, in substantially the form attached hereto as Schedule 5.21 (the “Adjusted Working Capital Amount Statement”), not less than five (5) Business Days prior to the Closing Date and shall cause the Adjusted Working Capital Amount Statement to be prepared in good faith and certified as true and correct by the Company’s Chief Executive Officer as of the Closing Date in form reasonably satisfactory to Parent. If the Adjusted Working Capital Amount is less than the Estimated Adjusted Working Capital Amount as set forth on the Adjusted Working Capital Amount Statement, and thus, the Working Capital Shortfall was less than the amount by which the Adjusting Working Capital Amount was less (more negative) than $(350,000) (such difference, the “Adjusted Shortfall”), then the difference between the Adjusted Shortfall and the Working Capital Shortfall shall be paid out of the Escrow Fund in accordance with Section 7.2(c) and such amount shall be the “Excess Liabilities.”
          (b) If Parent disagrees with the Adjusted Working Capital Amount Statement, Parent will notify the Shareholder Representative in writing (a “Working Capital Dispute Notice”) within a commercially reasonable time after the Closing (not to exceed ninety (90) days), stating the basis of the disagreement in reasonable detail. During the thirty (30) day period following delivery of a Working Capital Dispute Notice, Parent and the Shareholder Representative shall attempt to resolve in good faith any differences they may have with respect to any matters specified in the Working Capital Dispute Notice. If, at the end of such thirty (30) day period, the parties shall have failed to reach written agreement with respect to all disputed matters, then any matters specified in the Working Capital Dispute Notice with respect to which an agreement has not been reached (the “Working Capital Disputed Matters”) shall be submitted to an independent certified public accounting firm mutually selected by the Shareholder Representative and Parent (the “Arbitrator”). Within ten (10) days after submission of the Working Capital Disputed Matters to the Arbitrator, Parent and the Shareholder Representative shall each submit to the Arbitrator such party’s computation of the Adjusted Working Capital Amount, together with a supporting brief (which shall also be submitted to the other party). Within five (5) days after receipt of a supporting brief, the receiving party may present a responsive brief to the Arbitrator (in which case it shall provide a copy thereof to the other party). Each party shall also be entitled to one in-person meeting to discuss with the Arbitrator its position on the Working Capital Disputed Matters. The Arbitrator shall consider only the Working Capital Disputed Matters. The Arbitrator shall act promptly and in all events shall deliver its conclusions to the parties in writing no later than forty five (45) days after the submission of the Working Capital Disputed Matters to the Arbitrator, and the Arbitrator’s decision with respect to all Working Capital Disputed Matters shall be final and binding upon the parties hereto, absent manifest error. The Arbitrator shall select the computation of either Parent or the Shareholder Representative as a resolution and may not impose an alternative resolution. The Arbitrator shall make its determination based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. The fees and expenses of the Arbitrator incurred in connection with its review and determination of any Working Capital Disputed Matters shall be paid by Parent; provided, however, that Parent shall be entitled to deduct one half of such fees and expenses ratably from the amounts deposited in the Escrow Fund (the “Working Capital Fees”).
     5.22 Treatment as a Reorganization. None of Parent, Sub or the Company shall, and they shall not permit any of their respective subsidiaries to, take or fail to take any action prior to or following the Closing which would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent, Sub and the Company shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.
     5.23 Release of Liens. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 6.2(v) hereto.
     5.24 NASDAQ Listing. Parent shall take such actions as may be necessary in order for the shares of Parent Common Stock required to be reserved for issuance in connection with the Merger to be traded on the Nasdaq Global Market immediately after the Effective Time (subject to compliance with Rule 145 under the Securities Act).
     5.25 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
     5.26 Director and Officer Liability and Indemnification. For each person who is an officer of the Company or a member of the Company’s Board of Directors immediately prior to the Effective Time (each, a “Company Indemnified Person”), Parent shall, and shall cause the Surviving Corporation to, fulfill and honor the obligations of the Company pursuant to any indemnification provisions under the Charter Documents as in effect on the date hereof for a period of not less than six (6) years following the Effective Time; provided, however, that the obligations of Parent and the Surviving Corporation pursuant to this Section 5.26 (a) shall be subject to any limitation imposed by applicable law, and (b) shall not be deemed to release any Company Indemnified Person or any affiliate of such Company Indemnified Person who is also an officer or director of the Company from his, her or its indemnity obligations under Article VII hereof, nor shall such Company Indemnified Person or any affiliate of such Company Indemnified Person have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by any of the Indemnified Parties against such Company Indemnified Person or any affiliate of such Company Indemnified Person in his, her or its capacity as a Securityholder pursuant to Article VII hereof. Parent or Surviving Corporation will (i) maintain in effect for a period of six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that Parent or Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time.
     5.27 Optional Conversion of Sub to LLC. Prior to the Closing, at the election of Parent, Sub may be converted into a Delaware limited liability company which is wholly-owned by Parent and references in this Agreement which refer to Sub as a Delaware corporation shall be deemed to instead refer to a Delaware limited liability company.
ARTICLE VI
CONDITIONS TO THE MERGER
     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.
          (b) Regulatory Approvals/HSR Act. If applicable, all waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby have been obtained.
          (c) Tax Opinions. Parent and the Company shall have received written opinions from Wilson Sonsini Goodrich & Rosati, Professional Corporation and Gibson, Dunn & Crutcher LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code (the issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel and each such representation letter shall be dated on the date of such opinion and shall not have been withdrawn or modified in any material respect) and such opinions shall not have been withdrawn; provided, however, that if either party fails to receive such an opinion (or such opinion has been withdrawn prior to Closing) and counsel for the other party has delivered (and not withdrawn) its opinion, the party that failed to receive such an opinion shall be deemed to have waived this condition and shall be required to rely on the opinion of counsel for the other party, subject to such counsel’s consent.
     6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, except as set forth on Schedule 6.2(a) hereto, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) No Material Adverse Effect. Since the Balance Sheet Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.
          (c) Shareholder Approval. Shareholders constituting the Required Vote shall have approved this Agreement, including the consideration provided pursuant to this Agreement to the Shareholders, the Certificate of Merger, the Merger, and the transactions contemplated hereby and thereby, including the appointment of the Shareholder Representative and the deposit of the Escrow Amount into the Escrow Fund.
          (d) Unanimous Board Approval. The Board of Directors of the Company shall have unanimously approved this Agreement, the Certificate of Merger, the Merger, and the transactions contemplated hereby and thereby, which unanimous approval shall not have been altered, modified, changed or revoked.
          (e) 280G Shareholder Approval. With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code, the Company Shareholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to such “parachute payments.”
          (f) Dissenters’ Rights. The Company shall have delivered notice in accordance with the applicable provisions of Delaware Law such that no Shareholder will be able to exercise dissenters’ rights if such Shareholder has not perfected such dissenters’ rights prior to Closing, and Shareholders holding no more than five percent (5%) of the outstanding Company Capital Stock shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.
          (g) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement wherein an unfavorable judgment, decree or order would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, (ii) declare unlawful the transactions contemplated by this Agreement, (iii) cause such transactions to be rescinded, or (iv) otherwise produce any of the results set forth in Section 6.1(a) hereof.
          (h) Federal Securities Law Compliance. Either (i) the Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued a California Permit, (ii) Parent shall have complied with the requirements of one or more other exemptions from registration under the Securities Act in connection with the issuance of Parent Common Stock in the Merger, which exemption shall result in the shares being freely tradable, subject to compliance with Rule 145 of the Securities Act, as of the Closing Date, or (iii) a registration statement relating to the issuance of Parent Common Stock in the Merger shall have been declared effective by the SEC.
          (i) Governmental Approval. All material approvals from any Governmental Entity deemed appropriate or necessary by Parent shall have been timely obtained, and all filings under applicable blue sky laws relating to the transactions contemplated by this Agreement shall have been made.
          (j) Exercise or Termination of Company Warrants. Each Company Warrant shall have been either (i) exercised by the holder(s) of such Company Warrants in full, (ii) converted pursuant to its terms into Company Capital Stock, or (iii) to the extent not converted or exercised in full, terminated or canceled as of immediately prior to the Effective Time either pursuant to its own terms or pursuant to an agreement with the holder(s) thereof, and the Company shall have delivered to Parent written evidence of such exercise, conversion, termination or cancellation.
          (k) Third Party Consents. The Company shall have delivered to Parent all necessary assignment of Contracts and consents, waivers, and approvals of parties to any Contract (including Lease Agreements) set forth on Schedule 6.2(k) hereto as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.
          (l) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 6.2(l) hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect.
          (m) Proprietary Information and Inventions Assignment Agreement. The Company shall have provided evidence reasonably satisfactory to Parent that as of the Closing each current and former employee, consultant and independent contractor of the Company has entered into and executed an Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable; provided, that the foregoing shall only apply to those consultants and independent contractors who are or were involved in the development of Intellectual Property or who have received Company confidential information.
          (n) New Employment Arrangements. At least eighty percent (80%) of the employees of the Company who are employees as of the date of this Agreement that are not Key Employees shall be employees of the Company immediately prior to the Effective Time and shall not have taken any action to rescind, renounce or otherwise repudiate such employment.
          (o) Offer Letters. Each of the Key Employees shall have executed and delivered to Parent an Offer Letter and shall not have taken any action which would be prohibited thereby were such agreement in effect at the time of such action, and such Offer Letter shall be in effect as of the Effective Time and the Key Employees shall not have taken any action to rescind, renounce or otherwise repudiate such agreement.
          (p) Non-Competition and Non-Solicitation Agreements. Each of the Key Employees shall have executed and delivered to Parent a Non-Competition and Non-Solicitation Agreement and shall not have taken any action which would be prohibited thereby were such agreement in effect at the time of such action, and such Non-Competition and Non-Solicitation Agreement shall be in effect as of the Effective Time and the Key Employees shall not have taken any action to rescind, renounce or otherwise repudiate such agreement.

          (q) Resignation of Officers and Directors. Parent shall have received a written resignation letter from each of the officers and directors of the Company effective as of the Effective Time in a form reasonably acceptable to Parent.
          (r) Acceleration Waivers. Each Continuing Employee shall have executed and delivered to Parent a written agreement that includes (without limitation and in form reasonably satisfactory to Parent) a waiver of, any acceleration provisions in offer letters, option plans or other agreements with the Company, which shall be in effect as of the Effective Time.
          (s) Termination of Company Employee Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 5.18 hereof, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all Company Employee Plans referred to in Section 5.18 have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 5.18 hereof.
          (t) 280G Waivers. Each Person who might receive any payments and/or benefits referred to in Section 5.7(h) hereof shall have executed and delivered to the Company a 280G Waiver, each in substantially the form attached hereto as Exhibit F (a “280G Waiver”) and such 280G Waiver shall be in effect immediately prior to the Shareholder vote contemplated by Section 5.7(h).
          (u) Statement of Expenses. Parent shall have received from the Company the Statement of Expenses pursuant to Section 5.19hereof three (3) Business Days prior to the Closing Date and such Statement of Expenses shall be certified as true and correct in form acceptable to Parent as of the Closing Date by the Company’s Treasurer.
          (v) Spreadsheet. Parent and the Exchange Agent shall have received from the Company three (3) Business Days prior to the Closing Date the Spreadsheet pursuant to Section 5.20, which shall have been certified as of the Closing Date as complete and correct by the Chief Executive Officer and the Treasurer of the Company.
          (w) Release of Liens. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 6.2(w) hereto.
          (x) Legal Opinion. Parent shall have received a legal opinion from Cadence Law Group LLP or Gibson Dunn & Crutcher LLP, legal counsel to the Company, substantially in the form attached hereto as Exhibit G.
          (y) Certificate of the Company. Parent shall have received certificates from the Company, validly executed by the Chief Executive Officer and Treasurer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:
               (i) the representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date;
               (ii) the Company has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing;
               (iii) the conditions to the obligations of Parent and Sub set forth in this Section 6.2 have been satisfied (unless otherwise waived in accordance with the terms hereof); and
               (iv) the attached Statement of Expenses, Spreadsheet and Adjusted Working Capital Amount Statement are true, correct and complete.
          (z) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder and the additional matters identified in Section 5.7(e) and, if required, Section 5.7(h) hereof, were unanimously approved by the Board of Directors) and (iii) that the Shareholders constituting the Required Vote have adopted and approved the Merger, this Agreement and the consummation of the transactions contemplated hereby.
          (aa) Certificate of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two (2) Business Days prior to Closing with respect to the Company. Parent shall have received a Certificate of Status of Foreign Corporation of the Company issued by the Secretary of State of the State of California dated within five (5) Business Days prior to the Closing.
          (bb) Certificate of Status of Foreign Corporation. Parent shall have received a Certificate of Status of Foreign Corporation of the Company from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within two (2) Business Days prior to the Closing.
          (cc) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.
     6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Parent material adverse effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.
          (b) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent properties or any of its officers, directors or subsidiaries arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement wherein an unfavorable judgment, decree or order would prohibit or prevent the consummation of the Merger.
          (c) Certificate of Parent. The Company shall have received a certificate from Parent executed by a Vice President for and on its behalf to the effect that, as of the Closing:
               (i) all representations and warranties made by Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date;
               (ii) Parent and Sub have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing; and
               (iii) the condition to the obligations of the Company set forth in Section 6.2(b) has been satisfied (unless otherwise waived in accordance with the terms hereof).
          (d) Federal Securities Law Compliance. Either (i) the Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued a California Permit, (ii) a registration statement relating to the issuance of Parent Common Stock in the Merger shall have been declared effective by the SEC, or (iii) Parent shall have issued Parent Common Stock pursuant to an exemption from registration under the Securities Act, which exemption shall result in the shares being freely tradable, subject to compliance with Rule 145 of the Securities Act, as of the Closing Date.
          (e) Shareholder Approval. Shareholders constituting the Required Vote shall have approved this Agreement, the Agreement of Merger, the Merger, and the transactions contemplated hereby and thereby, including the appointment of the Shareholder Representative and the deposit of the Escrow Amount into the Escrow Fund.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW
     7.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement, any Related Agreement to which the Company is a party or in any certificate or other instruments delivered pursuant to this Agreement, shall survive until the eighteen (18) month anniversary of the Closing Date (such date, the “Survival Date”); provided that the representations and warranties in Section 2.2 hereof (under the heading “Company Capital Structure”) and Section 2.4 hereof (under the heading “Authority”) shall survive indefinitely and the representations and warranties in Section 2.12 hereof (under the heading “Tax Matters”) (collectively, the “Specified Representations”) shall survive until the expiration of the applicable statute of limitations; provided further, that in the event of fraud or intentional misrepresentation of a representation or willful breach of a warranty, such representation or warranty shall survive indefinitely with respect to the Person or Persons committing such fraud or intentional misrepresentation or willful breach. The representations and warranties of Parent and Sub contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.
     7.2 Indemnification.
          (a) By virtue of the Merger, the Securityholders agree to severally and not jointly (and except in respect of any liability for fraud, which shall be subject to the terms of Schedule 7.2, in proportion to each Securityholder’s Pro Rata Portion) indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a "Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of the following:
               (i) any breach or inaccuracy of a representation or warranty of the Company or any other Person contained in this Agreement or any certificates or other instruments delivered by or on behalf of any Person other than Parent or Sub pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality,” a “Company Material Adverse Effect” or “Knowledge” contained therein),
               (ii) any failure by the Company or any other Person (other than Parent or Sub) to perform or comply with any covenant applicable to any of them contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement,
               (iii) any fraud or intentional misrepresentation of any representation, or willful breach of any warranty or covenant contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement on the part of the Company,
               (iv) any Dissenting Share Payments,
               (v) the Excess Third Party Expenses Indemnification Amount, if any,
               (vi) any Excess Liabilities,
               (vii) any Working Capital Fees,
               (viii) any 401(k) Fees that the Company fails to pay prior to the Closing, or
               (ix) any Agreed Contract Loss.

The duty of the Securityholders (including any officer or director of the Company) to indemnify Parent will be determined without regard to any right to indemnification to which any Securityholder may have in his or her capacity as an officer, director, employee, or agent of the Company, and no such Securityholder shall have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any amounts paid hereunder.
          (b) Any Person committing fraud or any intentional misrepresentation of any representation, or any willful breach of any warranty or covenant contained in this Agreement, in any certificate or other instrument delivered pursuant to this Agreement, shall be severally, and not jointly, liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of such fraud or intentional misrepresentation of a representation, or willful breach of a warranty or covenant committed by such Person.
          (c) With respect to Losses to be paid from the Escrow Fund, the proportion of Losses for which each Securityholder shall be responsible under this Article VII shall be based on the Pro Rata Portion for such Securityholder.
     7.3 Maximum Payments; Remedy.
          (a) Except as set forth in Section 7.3(b) hereof, any and all recoveries for indemnification hereunder shall be limited to the Escrow Fund, and the maximum amount an Indemnified Party may recover from a Securityholder individually pursuant to the indemnity set forth in Section 7.2 hereof for Losses shall be limited to such Securityholder’s Pro Rata Portion of the Escrow Fund.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, in the event of Losses arising out of (i) a breach of the Specified Representations, (ii) any covenant of the Company or the Securityholders set forth on Schedule 7.3(b)(ii) hereof or (iii) any fraud or intentional misrepresentation of a representation or willful breach of a warranty or a covenant by any Person (other than Parent and its affiliates) with respect to any representation, warranty or covenant contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement (subject to the terms of Schedule 7.2), each Securityholder shall be liable for (and the Escrow Fund shall not be the exclusive remedy for) all such Losses but only up to the full amount of that portion of the Aggregate Consideration Amount received by such Securityholder, provided, however, that in the case of clauses (i) or (ii) the Indemnified Parties must first exhaust the full amount of the Escrow Fund, if available, before pursuing any claims directly against any Securityholders; and provided further that nothing in this Agreement shall limit the liability of any Person (including any Securityholder) for any such Losses if such Person perpetrated such fraud or intentional misrepresentation or willful breach or had knowledge of the same. In addition, and notwithstanding the foregoing, the maximum amount the Indemnified Parties may recover from a Securityholder individually for Losses arising out of a breach of the representations and warranties in Section 2.11 hereof (under the heading “Tax Matters”) shall be as set forth on Schedule 7.3(b) (iii) hereof.
          (c) Nothing in this Article VII shall limit the liability of the Company for any breach of any representation, warranty or covenant contained in this Agreement, any Related Agreements or in any certificates or other instruments delivered pursuant to this Agreement if the Merger does not close.

          (d) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.
          (e) Notwithstanding anything to the contrary herein, nothing shall prohibit Parent from seeking and obtaining recourse against the Securityholders, or any of them, in each case, severally and not jointly to the extent of such excess, in the event that Parent issues more than the Aggregate Consideration Amount to which the Securityholders, or any of them, are entitled pursuant to Article I of this Agreement.
          (f) Notwithstanding anything to the contrary herein, under no circumstances shall the Securityholders be liable under this Article VII (whether out of the Escrow Fund or otherwise) for any Taxes or related Losses incurred and attributable to taxable periods (or portions thereof) beginning on or after the Closing Date.
          (g) Subject to Sections 7.3(b) and 7.3(c), the indemnification provisions of this Article VII shall be the exclusive remedy of the Indemnified Parties for the recovery of any Losses arising out of this Agreement, including the certificate delivered by or on behalf of the Company pursuant to Section 6.2(aa) or any other certificate delivered by or on behalf of the Company pursuant to this Agreement.
          (h) Except for those damages that are awarded to a third party upon an adverse determination of any Third Party Claims in accordance with Section 7.4(j), in no event shall Losses include any liability for special, indirect, incidental, consequential or punitive damages, including loss of anticipated profits or loss or diminution of revenues or value, regardless of the legal theory under which such liability has been asserted, and no party hereto shall have any liability under any provision of this Agreement for any such damages.
     7.4 Escrow Arrangements.
          (a) Escrow Fund. By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 7.2 hereof, at the Effective Time, Parent will deposit with the Escrow Agent the Escrow Amount without any act of the Securityholders, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.
          (b) Basket Amount.
               (i) Notwithstanding any provision of this Agreement to the contrary, except as set forth in clause (ii) of this Section 7.4(b), an Indemnified Party may not recover any Losses under Section 7.2(a)(i) hereof unless and until one or more Officer’s Certificates identifying such Losses under Section 7.2(a)(i) hereof in excess of $100,000 in the aggregate (the “Basket Amount”) has or have been delivered to the Escrow Agent or the Shareholder Representative as provided in Section 7.4(f)(ii) hereof, in which case the Indemnified Party shall be entitled to recover all Losses so identified as and when it has been determined that the Indemnified Party is entitled to indemnification therefor.
               (ii) Parent shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses (a) incurred pursuant to clauses (ii) through (ix) of Section 7.2(a) hereof, (b) arising from a breach of the Specified Representations, or (c) resulting from the failure of any Securityholder to pay Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.4(k) hereof.
          (c) Satisfaction of Claims. Except to the extent that the Losses resulted from fraud or intentional misrepresentation of any representation or willful breach of any warranty or covenant committed by the Company (in which case recovery of such Losses, at the discretion of an Indemnified Party, may also be pursued directly against a Securityholder in the manner permitted by Section 7.3(b)) or as otherwise provided in Section 7.3(b), claims by an Indemnified Party for Losses pursuant to this Agreement shall be satisfied solely from the Escrow Fund.
          (d) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s corporate headquarters in California, on the date thirty (30) days after the Survival Date (the “Escrow Period”), and the Escrow Agent shall distribute the funds in the Escrow Fund to the Securityholders following such termination except as set forth below; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Shareholder Representative (or the Securityholder(s) in the event that indemnification is being sought hereunder directly from such Securityholder(s)) prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date, and any such amount shall not be distributed to the Securityholders at such time. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Securityholders the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims. Deliveries of the Escrow Amount out of the Escrow Fund to the Securityholders pursuant to this Section 7.4(d) shall be made in proportion to their respective Pro Rata Portions of the remaining amounts in the Escrow Fund, with the amount delivered to each Securityholder rounded to the nearest one hundredth (0.01) of a dollar (with amounts 0.005 and above rounded up).
          (e) Partial Distribution of Escrow Fund. On the first (1st) anniversary of the Closing Date, Parent shall provide the Escrow Agent with written instructions to deliver to the Securityholders an amount of the Escrow Fund equal to (x) twenty-five percent (25%) of the Escrow Amount, minus (y) the aggregate amount of all Losses specified in any Officer’s Certificate delivered to the Escrow Agent and the Shareholder Representative prior to the first (1st) anniversary of the Closing Date, in respect to any Loss paid, incurred, suffered, sustained or accrued prior to the first (1st) anniversary of the Closing Date and that are Unresolved Claims as of such date or that have been previously released to Parent in accordance with the terms of this Agreement; provided, however, that to the extent any Officer’s Certificate properly submitted prior to the first anniversary of the Closing Date specifies any Losses in excess of $200,000 relating to Section 2.15 hereof, no funds shall be released pursuant to this Section. Partial delivery of the Escrow Amount (if any) pursuant to this Section 7.4(e) shall be made in proportion to each Securityholder’s Pro Rata Portion of the amount of the Escrow Fund to be delivered hereunder, with the amount delivered to each Securityholder rounded to the nearest one hundredth (0.01) of a dollar (with amounts 0.005 and above rounded up).

          (f) Protection of Escrow Fund.
               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VII.
               (ii) The Escrow Amount shall be invested in U.S. Treasury bills with maturities of not more than 30 days, and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof. For any period of time before such U.S. Treasury bills can be purchased by the Escrow Agent or after such bills mature, the Escrow Amount shall be invested in a U.S. Bank Money Market account of the Escrow Agent, as fully described on the attached Exhibit H, and any interest paid on such Escrow Amount shall be added to the Escrow Fund and shall be distributed as provided in Section 1.8(b) hereof. The parties hereto agree that Parent is the owner of any cash in the Escrow Fund, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for tax purposes as earned by Parent.
          (g) Claims for Indemnification.
               (i) An Indemnified Party may seek recovery of Losses pursuant to this Article VII by delivering to the Shareholder Representative (and, in the case of recovery sought directly from one or more Indemnifying Parties directly, delivering to such Indemnifying Parties), with a copy simultaneously provided to the Escrow Agent (in the case of recovery sought from the Escrow Fund), an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.
               (ii) In the event that an Indemnified Party pursues a claim directly against any Securityholder(s) or any other Person, subject to the provisions of Section 7.3, Section 7.4(c), Section 7.4(h), and Section 7.4(i) hereof, each Person from whom indemnification is sought (an “Indemnifying Party”) shall promptly, and in no event later than 30 days after delivery of an Officer’s Certificate to each such Indemnifying Party, wire transfer to the Indemnified Party an amount of cash equal to the amount of the Loss.
          (h) Objections to Claims against the Escrow Fund.
               (i) The Shareholder Representative (or, in the case of a claim directly against one or more Securityholder(s), such Securityholder(s)) may object to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Indemnified Party seeking indemnification (and, in the case of a claim against the Escrow Fund, to the Escrow Agent) a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”), provided that, to be effective, such Objection Notice must be delivered to the Indemnified Party (and, in the case of a claim for recourse against the Escrow Fund, to the Escrow Agent) prior to midnight (California time) on the 30th day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein). Such Objection Notice shall set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made. Notwithstanding the foregoing, the Shareholder Representative hereby waives the right to object to any claims against the Escrow Fund in respect of any Agreed-Upon Loss.
               (ii) If the Shareholder Representative (or the Securityholder(s), in the event that indemnification is being sought hereunder directly from such Securityholder(s)) does not object in writing (as provided in Section 7.4(h)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Shareholder Representative and the Securityholder(s) that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established).
          (i) Resolution of Conflicts; Arbitration.
               (i) In case the Shareholder Representative or any Company Securityholder (as applicable, the "Objecting Party”) delivers an Objection Notice in accordance with Section 7.4(h) hereof (other than in connection with Agreed-Upon Losses as defined in Section 7.4(i)(v) hereof, for which the Shareholder Representative has waived the right to object), the Objecting Party and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Objecting Party and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
               (ii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either Parent or the Objecting Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Objecting Party. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Objecting Party cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Objecting Party shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Objecting Party fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent.
               (iii) Any such arbitration shall be held in Santa Clara County, California, under the Arbitration Rules and Procedures of JAMS/Endispute (“JAMS”). The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of JAMS. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Securityholders. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.
               (iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Except as set forth in Section 7.4(i)(v) hereof, the forgoing arbitration provision shall apply to any dispute among the Securityholders or any Indemnifying Party and the Indemnified Parties under this Article VII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VII.
               (v) This Section 7.4(i) shall not apply to claims against the Escrow Fund made in respect of (A) any Dissenting Share Payments, (B) the Excess Third Party Expenses Indemnification Amount, if any, and (C) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.4(k) hereof (each of (A), (B), (C) and (D), an “Agreed-Upon Loss”). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.4(h) hereof.
          (j) Third-Party Claims. In the event Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VII (including for this purpose a third party audit, inquiry or proceeding with respect to Taxes that would be subject of an indemnity claim hereunder), Parent shall notify the Shareholder Representative of such claim, and the Shareholder Representative shall be entitled on behalf of the Securityholders, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Shareholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the Securityholders’ responsibility for any such Losses or the amount of Losses relating to such matter. In the event that the Shareholder Representative has consented to any such settlement, the Securityholders shall have no power or authority to object under any provision of this Article VII to the amount of any Third Party Claim by Parent against the Escrow Fund, or against the Securityholders directly, as the case may be, with respect to such settlement. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder, except that with respect to the matters set forth on Schedule 7.4(j) hereto, amounts incurred in defense and any damages finally awarded will only be deemed to be Losses to the extent that the Third Party Claim is adversely determined. Notwithstanding anything in this Agreement to the contrary, this Section 7.4(j) shall not apply to any Third Party Claim that is the subject of an Agreed-Upon Loss.

     (k) Escrow Agent’s Duties.
               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and written instructions of Parent and the Shareholder Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
               (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by the Escrow Agent in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.
               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Securityholders on the basis of the Securityholders’ respective Pro Rata Portions; provided, however, that in the event any Securityholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Securityholder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Securityholder’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Escrow Agent’s duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Securityholders on the basis of the Securityholders’ respective Pro Rata Portions; provided, however, that in the event any Securityholder fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Securityholder’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Securityholder’s Pro Rata Portion of the Escrow Fund.
               (viii) The Escrow Agent may resign at any time upon giving at least 30 days written notice to the Parent and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Shareholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
          (l) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

          (m) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
     7.5 Shareholder Representative.
          (a) By virtue of the approval of the Merger and this Agreement by the Shareholders, each of the Securityholders shall be deemed to have agreed to appoint Robert Headley as its agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Securityholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Securityholder or by any such Securityholder against any Indemnified Party or any dispute between any Indemnified Party and any such Securityholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Securityholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Securityholders.
          (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Securityholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Expenses”). Following the termination of the Escrow Period, the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Shareholder Representative shall have the right to recover Shareholder Representative Expenses from the Escrow Fund prior to any distribution to the Securityholders, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Shareholder Representative Expenses actually incurred. To the extent that the amount of funds in the Escrow Fund (after resolution of all Unresolved Claims and the satisfaction of all claims for Losses) is insufficient to reimburse the Shareholder Representative for all Shareholder Representative Expenses, each Securityholder agrees to reimburse the Shareholder Representative promptly on demand in proportion to its Pro Rata Portion for any Shareholder Representative Expenses that are not so paid to the Shareholder Representative out of the Escrow Fund. A

decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of the Securityholders and shall be final, binding and conclusive upon the Securityholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Securityholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination.  Subject to Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
          (a) by mutual agreement of the Company and Parent;
          (b) by Parent or the Company if the Closing Date shall not have occurred by July 1, 2008; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;
          (c) by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;
          (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute an Action of Divestiture;
          (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (f) by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company, or its respective officers, directors or shareholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that the provisions of Sections 4.2(c), 5.2, 5.3, 5.19 and 7.3(c) hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.
     8.3 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.3, the Securityholders agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Securityholders whether or not they have signed such amendment.
     8.4 Extension; Waiver.  At any time prior to the Closing, Parent, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Securityholders agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Securityholders whether or not they have signed such extension or waiver.
     8.5 U.S. PATRIOT Act Compliance.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 4.3, by email); provided, however, that notices sent by mail will not be deemed given until received:

          (a) if to Parent or Sub, to:

Aruba Networks, Inc.
1322 Crossman Avenue
Sunnyvale, California 94089-1113
Attn: General Counsel
Telephone No.: (408) 227-4500
Facsimile No.: (408) 227-4550

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: David J. Segre
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811
          (b) if to the Company, to:

Airwave Wireless, Inc.
1700 South El Camino Real, Suite 500
San Mateo, CA 94402
Attention: Greg Murphy
Telephone No.: (650) 286-6100
Facsimile No.: (650) 286-6101

with a copy to:

Cadence Law Group LLP
P.O. Box 351510
Los Angeles, CA 90035-1510

Attention: David B. Oshinsky Telephone No.: (310) 822-4400
Facsimile No.: (310) 496-2605

          (c) if to the Shareholder Representative, to:

Robert Headley
c/o Ignition Partners
11400 SE 6th St, Suite 100
Bellevue, WA 98004
Telephone No.: (425) 460-0838
Facsimile No.: (425) 709-0798
          (d) If to the Escrow Agent, to:

U.S. Bank National Association
Corporate Trust Services
One California Street
San Francisco, California 94111
Attention: Sheila Soares
Telephone No.: (415) 273-4532
Facsimile No.: (415) 273-4590
     9.2 Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.3 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     9.4 Entire Agreement; Assignment.  This Agreement, the Exhibits hereto, the Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.
     9.5 Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6 Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     9.7 Governing Law; Exclusive Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 7.4(i) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 7.4(i) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.
     9.8 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     9.9 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be signed, all as of the date first written above.

ARUBA NETWORKS, INC.

By:	/s/ Alexa King
Name: Alexa King
Title: General Counsel

AIRWAVE WIRELESS, INC.

By:	/s/ Gary G. Hegna
Name: Gary G. Hegna
Title: CEO

ALOHA ACQUISITION CORPORATION

By:	/s/ Alexa King
Name: Alexa King
Title: Secretary

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Sheila K. Soares
Name: Sheila K. Soares
Title: Vice President

SHAREHOLDER REPRESENTATIVE

/s/ Robert Headley

Robert Headley
[Signature Page to Agreement and Plan of Reorganization]

     IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be signed, all as of the date first written above.

/s/ Gary Hegna
Gary Hegna

/s/ Greg Murphy
Greg Murphy

/s/ Bryan Wargo
Bryan Wargo

/s/ Kevin Beals
Kevin Beals

/s/ Paul Gray
Paul Gray

[Signature Page to Agreement and Plan of Reorganization]

          IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be signed, all as of the date first written above.

WESTBURY EQUITY PARTNERS SBIC, L.P.

By:	/s/ James W. Schubauer II
Name: James W. Schubauer II
Title: President

IGNITION, LLC

By:	/s/ Robert Headley
Name: Robert Headley
Title: Managing Director

IDEALAB HOLDINGS, L.L.C.

By:	/s/ Marcia Goodstein
Name: Marcia Goodstein
Title: Secretary
[Signature Page to Agreement and Plan of Reorganization]